                                EXHIBIT (a)(1)

                          Offer To Purchase For Cash
                    All Outstanding Shares Of Common Stock
          (Including The Associated Preferred Share Purchase Rights)
                                      and
         All Outstanding Shares of Series A Cumulative Preferred Stock
                                      of
                          Hallwood Energy Corporation
                                      at
                     $12.50 Net Per Share of Common Stock
                                      and
          $10.84 Net Per Share of Series A Cumulative Preferred Stock
                                      by
                            Pure Resources II, Inc.
                    An Indirect Wholly-Owned Subsidiary of
                             Pure Resources, Inc.


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME,
            ON TUESDAY, MAY 8, 2001, UNLESS THE OFFER IS EXTENDED.


   THE OFFER IS BEING MADE PURSUANT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER DATED AS OF MARCH 29, 2001 (THE "MERGER AGREEMENT") AMONG PURE RESOURCES II, INC. (THE "PURCHASER"), PURE RESOURCES, INC. ("PURE RESOURCES") AND HALLWOOD ENERGY CORPORATION. ("HALLWOOD"). THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES (AS DEFINED HEREIN) THAT WOULD CONSTITUTE AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES OF COMMON STOCK (WITH SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF OUTSTANDING WARRANTS BEING DEEMED OUTSTANDING FOR THIS PURPOSE) AND AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES OF SERIES A CUMULATIVE PREFERRED STOCK ON THE DATE OF PURCHASE. SEE SECTION 14 "CONDITIONS TO THE OFFER" WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

   THE BOARD OF DIRECTORS OF HALLWOOD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER, AND UNANIMOUSLY DETERMINED THAT THE TERMS OF THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF HALLWOOD AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF HALLWOOD ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                               ----------------

                    The Information Agent for the Offer is:


              [LOGO OF GEORGESON SHAREHOLDER COMMUNICATIONS INC.]


April 10, 2001

                                   IMPORTANT

   If you wish to tender all or any portion of your Shares, you must take the steps set forth in either (1) or (2) below prior to the expiration of the
Offer:

     (1) (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have your signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2, mail or deliver an Agent's Message, and mail or deliver any other required documents to First Union National Bank, which is acting as the Depositary (the "Depositary"), and

     (b) deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or such facsimile) or deliver such Shares pursuant to the procedures for book-entry transfer set forth in Section 2; or

     (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

   If you have Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Shares.

   If you wish to tender Shares and your certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the expiration of the Offer, your tender may be effected by following the procedures for guaranteed delivery set forth in
Section 2.

   Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to Georgeson Shareholder Communications (the "Information Agent") at its address and telephone number set forth on the back cover of this Offer to Purchase.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY TERM SHEET........................................................   1
INTRODUCTION..............................................................   6
THE TENDER OFFER..........................................................  10
   1. Terms of the Offer..................................................  10
   2. Procedure for Tendering Shares......................................  12
   3. Withdrawal Rights...................................................  14
   4. Acceptance for Payment and Payment..................................  15
   5. Certain U.S. Federal Income Tax Consequences........................  16
   6. Price Range of the Shares; Dividends on the Shares..................  16
   7. Effect of the Offer on the Market for the Shares; Nasdaq Listing;
      Exchange Act Registration; Margin Regulations.......................  17
   8. Certain Information Concerning Hallwood.............................  18
   9. Certain Information Concerning the Purchaser, Pure Resources, Titan,
      Union Oil and Unocal................................................  19
  10. Source and Amount of Funds..........................................  21
  11. Contacts and Transactions with Hallwood; Background of the Offer....  22
  12. Purpose of the Offer; the Merger Agreement; Plans for Hallwood;
      Appraisal Rights....................................................  25
  13. Dividends and Distributions.........................................  39
  14. Conditions to the Offer.............................................  39
  15. Certain Legal Matters...............................................  41
  16. Fees and Expenses...................................................  42
  17. Miscellaneous.......................................................  43

SCHEDULE I--Directors and Executive Officers of Pure Resources, the Purchaser,
            Titan, Union Oil and Unocal

                               SUMMARY TERM SHEET

   Pure Resources II, Inc., which is referred to in this Offer to Purchase as the "Purchaser," is offering to purchase all of the outstanding shares of common stock of Hallwood Energy Corporation, which is referred to in this Offer to Purchase as "Hallwood," for $12.50 per share in cash and all the outstanding preferred stock of Hallwood for $10.84 per share in cash. The following are some of the questions you, as a stockholder of Hallwood, may have and answers to those questions. We urge you to read the remainder of this Offer to Purchase and the Letter of Transmittal carefully because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

 . Who is offering to buy my securities?

   Purchaser is a Delaware corporation formed for the purpose of making this tender offer. Purchaser is a wholly-owned subsidiary of Titan Exploration, Inc., a Delaware corporation which is referred to in this Offer to Purchase as "Titan," and is an indirect wholly-owned subsidiary of Pure Resources, Inc., a Delaware corporation, which is referred to in this Offer to Purchase as "Pure Resources." Pure Resources is a majority-owned subsidiary of Union Oil Company of California, a California corporation which is referred to in this Offer to Purchase as "Union Oil." Union Oil is a wholly-owned subsidiary of Unocal Corporation, a Delaware corporation, which is referred to in this Offer to Purchase as "Unocal." See Section 9 of this Offer to Purchase--"Certain Information Concerning the Purchaser, Pure Resources, Titan, Union Oil and Unocal."

 . What are the classes and amounts of securities being sought in the offer?

   We are seeking to purchase all of the outstanding shares of common stock of Hallwood, together with the associated preferred share purchase rights, and all the outstanding shares of preferred stock of Hallwood. See "Introduction" and
Section 1--"Terms of the Offer" of this Offer to Purchase.

 . How much are you offering to pay, what is the form of payment and will I have to pay any fees or commissions?

   We are offering to pay $12.50 per share of common stock and $10.84 per share of preferred stock, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction" and
Section 1--"Terms of the Offer" of this Offer to Purchase.

 . Do you have the financial resources to make payment?

   We anticipate having the funds available to acquire all tendered shares and any shares to be acquired in the merger which is expected to follow the successful completion of the offer. The offer is not conditioned on any financing arrangements. See Section 10--"Source and Amount of Funds" of this Offer to Purchase.

 . Is your financial condition relevant to my decision to tender in the offer?

   No. We do not think our financial condition is relevant to your decision of whether to tender shares and accept the offer because:

     --the offer is being made for all outstanding shares solely for cash,

     --the offer is not subject to any financing condition, and

     --if we consummate the offer, we will acquire all remaining shares for the same cash price in the merger.

 . How long do I have to decide whether to tender in the offer?

   You will have at least until 12:00 midnight, New York City time, on Tuesday, May 8, 2001, to tender your shares in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1--"Terms of the Offer" and Section 2-- "Procedure for Tendering Shares" of this Offer to Purchase.

 . Can the offer be extended and under what circumstances?

   Yes. We have agreed with Hallwood that we may extend the offer, in increments of not more than five business days each, if at the time the offer is scheduled to expire (including at the end of an earlier extension) any of the conditions to our offer are not satisfied (or waived by us) or if we are required to extend the offer by any of the rules of the Securities and Exchange Commission. See Section 1--"Terms of the Offer" of this Offer to Purchase.

   We may also elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased shares tendered during the offer, during which stockholders may tender their shares and receive the offer consideration. We may, in our sole discretion, provide a subsequent offering period regardless of whether or not the events or the facts set forth in Section 14--"Conditions to the Offer" of this Offer to Purchase have occurred. If we have acquired a majority but less than 90% of the outstanding shares of common stock and 90% of the outstanding shares of preferred stock as of the expiration date of the offer, we currently intend to elect to provide a subsequent offering period. See Section 1--"Terms of the Offer" of this Offer to Purchase.

 . How will I be notified if the offer is extended?

   If we extend the offer, we will inform First Union National Bank, the depositary for the offer, of that fact and will make a public announcement of the extension, by not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire.

 . What are the most significant conditions to the offer?

   We are not obligated to purchase any tendered shares unless the number of shares validly tendered and not withdrawn before the expiration of the offer represents at least a majority of the total number of shares of common stock outstanding (with shares of common stock issuable upon the exercise of outstanding warrants being deemed outstanding for this purpose) and at least a majority of the total number of shares of preferred stock. The offer is also subject to a number of other conditions. See Section 14--"Conditions to the Offer" of this Offer to Purchase.

 . How do I tender my shares?

   To tender shares, you must take the steps set forth in either (1) or (2) below prior to the expiration of the tender offer:

     (1) (a) complete and sign the letter of transmittal in accordance with the instructions in the letter of transmittal, have your signature guaranteed if required by Instruction 1 to the letter of transmittal, mail or deliver the letter of transmittal, or, in the case of a book-entry transfer using the procedure set forth in Section 2 of this Offer to Purchase, mail or deliver an "agent's message," and mail or deliver any other required documents to First Union National Bank, which is acting as the depositary, and

         (b) deliver the certificates for such shares to the depositary along with the letter of transmittal or deliver such shares pursuant to the procedures for book-entry transfer set forth in Section 2 of this Offer to Purchase; or

     (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

   If your shares are held in street name by your broker, dealer, commercial bank, trust company or other nominee, such nominee can tender your shares for you.

   If you cannot deliver everything that is required to be delivered to the depositary by the expiration of the tender offer, you may have a limited amount of additional time to do so by having a broker, a bank or other fiduciary that is a member of a recognized Medallion Program approved by the Securities Transfer Association, Inc. or another eligible institution, guarantee that the missing items will be received by the depositary within three Nasdaq National Market trading days. For the tender to be valid, however, the depositary must receive the missing items within that three-trading day period. See Section 2-- "Procedure for Tendering Shares" of this Offer to Purchase.

 . Until what time can I withdraw previously tendered shares?

   You can withdraw shares at any time until the offer has expired and, if we have not by June 8, 2001, agreed to accept your shares for payment, you can withdraw them at any time after such time until we accept shares for payment. If we decide to provide a subsequent offering period, we will accept shares tendered during that period immediately, and thus you will not be able to withdraw shares tendered in the offer during any subsequent offering period. See Section 1--"Terms of the Offer" and Section 3--"Withdrawal Rights" of this Offer to Purchase.

 . How do I withdraw previously tendered shares?

   To withdraw shares, you must deliver a written notice of withdrawal, with the required information, to the depositary while you still have the right to withdraw the shares. If you tendered your shares by giving instructions to a broker or nominee, you must instruct your broker or nominee to arrange for the withdrawal of your shares. See Section 1--"Terms of the Offer" and Section 3-- "Withdrawal Rights" of this Offer to Purchase.

 . What does the Hallwood Board of Directors think of the offer?

   We are making the offer pursuant to a merger agreement we entered into with Hallwood. On March 23, 2001, the Board of Directors of Hallwood unanimously approved the merger agreement, our tender offer and our proposed merger with Hallwood. The Board of Directors of Hallwood has unanimously determined that each of the merger agreement, the offer and the merger is advisable and fair to and in the best interests of Hallwood's stockholders, and it unanimously recommends that Hallwood's stockholders accept the offer and tender their shares. See Section 11--"Contacts and Transactions with Hallwood; Background of the Offer" of this Offer to Purchase. Hallwood has prepared a Solicitation and Recommendation Statement containing additional information regarding the Hallwood Board of Directors' determination and recommendation, including a discussion of an oral opinion of Dain Rauscher Wessels to a special committee of the Hallwood Board of Directors comprised of the outside independent directors delivered on March 23, 2001 and their written opinion dated March 29, 2001, and an oral opinion delivered by Petrie Parkman & Co., Inc. to the Hallwood Board of Directors on March 23, 2001, and later confirmed in writing, that, as of such date and based on and subject to the matters reviewed with the special committee of the Hallwood Board of Directors and the Hallwood Board of Directors, respectively, the $12.50 per share of common stock cash consideration to be received in the offer and the merger by the holders of Hallwood common stock was fair from a financial point of view to such holders and that the $10.84 per share of preferred stock cash consideration to be received in the offer and the merger by the holders of Hallwood preferred stock was fair from a financial point of view to such holders. That Solicitation and Recommendation Statement is being sent to stockholders contemporaneously with this Offer to Purchase.

 . If a majority of the shares are tendered and accepted for payment, will Hallwood continue as a public company?

   No. If the merger occurs, Hallwood will no longer be publicly owned. Even if the merger does not occur, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares may no longer be eligible to be traded through the Nasdaq National Market or any other securities market, there may not be a public trading market for the shares and Hallwood may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly held companies. See
Section 7--"Effect of the Offer on the Market for Shares; Nasdaq Listing; Exchange Act Registration; Margin Regulations" of this Offer to Purchase.

 . Will the tender offer be followed by a merger if all the shares are not tendered in the offer?

   If we purchase in the offer a number of shares which equals at least a majority of the shares of Hallwood common stock outstanding (with shares of common stock issuable upon the exercise of outstanding warrants being deemed outstanding for this purpose) and a majority of the shares of Hallwood preferred stock, the Purchaser will be merged with and into Hallwood. If that merger takes place, we will own all of the shares of Hallwood and all stockholders of Hallwood who have not tendered their shares will have the right to receive the same price paid in the offer, that is, $12.50 per share of common stock and $10.84 per share of preferred stock in cash (or any other higher price per share which is paid in the offer). See "Introduction" and
Section 12-- "Purpose of the Offer; the Merger Agreement; Plans for Hallwood; Appraisal Rights" of this Offer to Purchase. There are no appraisal rights available in connection with the offer. However, if the merger takes place, stockholders who have not sold their shares in the offer and have complied with the applicable provisions of Delaware law will have appraisal rights under Delaware law. See Section 12--"Purpose of the Offer; the Merger Agreement; Plans for Hallwood; Appraisal Rights--Appraisal Rights" of this Offer to Purchase.

 . If I decide not to tender, how will the offer affect my shares?

   If the merger takes place, stockholders who do not tender in the offer will have the right to receive in the merger the same amount of cash per share which they would have received had they tendered their shares in the offer, subject to their right to pursue appraisal under Delaware law. Therefore, if the merger takes place and you do not perfect your appraisal rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, until the merger is consummated or if the merger does not take place for some reason, the number of stockholders of Hallwood and the number of shares of Hallwood that are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, any public trading market) for the shares. Also, the shares may no longer be eligible to be traded on the Nasdaq or any other securities exchange, and Hallwood may cease making filings with the SEC or otherwise cease being required to comply with the SEC's rules relating to publicly held companies. See Section 7--"Effect of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration; Margin Regulations" and
Section 12--"Purpose of the Offer; the Merger Agreement; Plans for Hallwood; Appraisal Rights" of this Offer to Purchase.

 . What is the market value of my shares as of a recent date?

   On March 29, 2001, the last trading day before Pure Resources and Hallwood announced that they had signed the merger agreement, the last sale price of the common stock reported by Nasdaq was $9.03125 per share and the last sale price of the preferred stock reported by Nasdaq was $9.625 per share. On April 9, 2001, the last trading day before we commenced our tender offer, the last sale price of the common stock was $12.23 per share and the last sale price of the preferred stock was $10.51 per share. We advise you to obtain a recent quotation for shares of Hallwood in deciding whether to tender your shares. See
Section 6--"Price Range of the Shares; Dividends on the Shares" of this Offer to Purchase.

 . If I own preferred stock, will I receive further quarterly dividends?

   No. Regardless of whether or not you tender your preferred stock, the merger agreement prohibits Hallwood from declaring or paying dividends on any of Hallwood's capital stock. However, the $0.25 per share dividend payable May 15, 2001 to holders of record of preferred stock on March 31, 2001 will be paid to eligible holders of preferred stock regardless of whether such holders tender their shares in the tender offer.

 . Who will determine the validity of my tender of shares?

   We have reserved the sole right to decide any questions concerning the validity, form, eligibility, timeliness and other questions relating to tenders of shares. We have also reserved the right to waive any defect or irregularity. In exercising our waiver power we may choose not to treat similar defects or irregularities in the same manner. All of our decisions relating to the validity of tenders will be final and binding.

 . Who can I talk to if I have questions about the tender offer?

   You can call Georgeson Shareholder Communications toll free at (888) 363-6651. Georgeson Shareholder Communications is acting as the information agent for our tender offer. See the back cover of this Offer to Purchase.

To the Holders of Common Stock or Preferred Stock of Hallwood:

                                 INTRODUCTION

   Pure Resources II, Inc., a Delaware corporation (the "Purchaser," "we" or "us") and an indirect wholly-owned subsidiary of Pure Resources, Inc., a Delaware corporation ("Pure Resources"), which is an indirect majority-owned subsidiary of Unocal Corporation, a Delaware corporation ("Unocal"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share ("Common Stock"), of Hallwood Energy Corporation, a Delaware corporation ("Hallwood"), together with the associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement dated as of June 8, 1999, as amended (the "Rights Agreement"), between Hallwood and Registrar and Transfer Company, as Rights Agent (the "Rights Agent"), and all the shares of Series A Cumulative Preferred Stock ("Preferred Stock" and together with Common Stock and Rights, the "Shares"), at a purchase price of $12.50 per share of Common Stock and $10.84 per shares of Preferred Stock, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). All references herein to Rights shall include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement and, unless the context otherwise requires, all references herein to Shares shall include the Rights.

   Tendering stockholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by us pursuant to the Offer. Stockholders who hold their Shares through banks or brokers should check with those institutions as to whether they charge any service fees. The Purchaser will pay all fees and expenses of First Union National Bank, which is acting as the Depositary (the "Depositary"), and Georgeson Shareholder Communications, which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See
Section 16 --"Fees and Expenses."

   The Offer is being made pursuant to the terms of an Agreement and Plan of Merger dated as of March 29, 2001 (the "Merger Agreement") among the Purchaser, Pure Resources and Hallwood. The Merger Agreement provides that, following the consummation of the Offer and on the terms and subject to the conditions of the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the Purchaser will be merged with and into Hallwood. Following the effective time of the Merger (the "Effective Time"), Hallwood will continue as the surviving corporation and a wholly-owned subsidiary of Pure Resources. In the Merger, each outstanding Share (other than Shares owned by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon. The Merger Agreement is more fully described in Section 12--"Purpose of the Offer; the Merger Agreement; Plans for Hallwood; Appraisal Rights."

   Consummation of the Merger is subject to a number of conditions, including approval by stockholders of Hallwood, if such approval is required under the DGCL, and the purchase of Shares pursuant to the Offer. If we acquire at least 90% of the outstanding shares of Common Stock and 90% of the outstanding shares of Preferred Stock pursuant to the Offer, by exercising either or both of the Top-Up Stock Options (as defined herein) or otherwise, we will be able to, and intend to, effect the Merger pursuant to the "short-form" merger provisions of the DGCL, without prior notice to, or any action by, any other stockholder of Hallwood. See Section 12--"Purpose of the Offer; the Merger Agreement; Plans for Hallwood; Appraisal Rights."

   The Board of Directors of Hallwood (the "Hallwood Board") has unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer, the Merger, and the Stockholders Agreement (as defined herein) and unanimously determined that the terms of the

Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable and fair to and in the best interests of Hallwood and its stockholders and unanimously recommends that the stockholders of Hallwood accept the Offer and tender their Shares pursuant to the Offer. The factors considered by the Hallwood Board in arriving at its decision to approve the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement and to recommend that stockholders of Hallwood accept the Offer and tender their Shares pursuant to the Offer are described in Hallwood's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed with the Securities and Exchange Commission (the "SEC") and is being mailed to stockholders of Hallwood concurrently herewith.

   Dain Rauscher Wessels ("Dain Rauscher") has acted as financial advisor to a special committee of the Hallwood Board of Directors and Petrie Parkman & Co., Inc. ("Petrie Parkman") has acted as Hallwood's financial advisor in connection with the transactions contemplated by the Merger Agreement. The opinion of Dain Rauscher dated March 29, 2001 and the opinion of Petrie Parkman to the Hallwood Board dated March 23, 2001, that, as of such date and on the basis of and subject to the matters reviewed with the special committee to the Hallwood Board and the Hallwood Board, respectively, the cash consideration to be received in the Offer and the Merger by holders of shares of Common Stock is fair from a financial point of view to such holders and the cash consideration to be received in the Offer and the Merger by the holders of shares of Preferred Stock is fair from a financial point of view to such holders, will be set forth in full as annexes to the Schedule 14D-9. You are urged to, and should, read the Schedule 14D-9 and such opinions carefully in their entirety.

   The Offer is conditioned on, among other things, there being validly tendered and not properly withdrawn prior to the Expiration Date (as defined in Section 1) a number of Shares that would constitute at least a majority of all outstanding shares of Common Stock (with shares of Common Stock issuable upon the exercise of outstanding warrants being deemed outstanding for this purpose) and at least a majority of all outstanding shares of Preferred Stock on the date of purchase (the "Minimum Tender Condition").

   Hallwood has informed us that Hallwood's authorized capital stock currently consists of 25,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. Hallwood has also informed us that, as of March 9, 2001, (i) there were 9,659,239 shares of Common Stock and 2,263,573 shares of Preferred Stock issued and outstanding, (ii) an aggregate of 1,188,467 shares of Common Stock were reserved for issuance upon the exercise of outstanding options, and
(iii) 309,278 shares of Common Stock were reserved for issuance upon the exercise of outstanding warrants. Based on the foregoing and assuming that no Shares are otherwise issued after March 9, 2001, there would be 9,968,517 shares of Common Stock outstanding (with shares of Common Stock issuable upon the exercise of outstanding warrants being deemed outstanding for this purpose) and 2,263,573 shares of Preferred Stock outstanding and the Minimum Tender Condition will be satisfied if at least 4,984,259 shares of Common Stock and 1,131,787 shares of Preferred Stock are validly tendered and not withdrawn prior to the Expiration Date. The actual number of Shares required to be tendered to satisfy the Minimum Tender Condition will depend on the actual number of Shares outstanding and the number of shares issuable upon exercise of outstanding warrants on the date we accept Shares for payment pursuant to the Offer. If the Minimum Tender Condition is satisfied, and we accept for payment Shares tendered pursuant to the Offer, we will be able to elect a majority of the members of the Hallwood Board and to effect the Merger without the affirmative vote of any other stockholder of Hallwood. See Section 12--"Purposes of the Offer; the Merger Agreement."

   In connection with the Merger Agreement, the Hallwood Board has amended the Rights Agreement to render the Rights inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

   In order to induce Pure Resources and Purchaser to enter into the Merger Agreement, certain stockholders of Hallwood (the "Significant Stockholders") consisting of The Hallwood Group Incorporated ("Hallwood Group") and all executive officers of Hallwood have entered into a Stockholders Agreement with Pure Resources (the "Stockholders Agreement"). Pursuant to the Stockholders Agreement, the Significant Stockholders have agreed to (i) grant an irrevocable proxy to Pure Resources to vote their Shares in favor of the Merger and the

Merger Agreement and against certain other transactions, and (ii) tender their Shares in the Offer and not withdraw such Shares unless the Offer is terminated. The Significant Stockholders own in the aggregate 1,458,165 shares of Common Stock and 2,972 shares of Preferred Stock, or approximately 14.63% of the outstanding Common Stock (with shares of Common Stock issuable upon the exercise of outstanding warrants being deemed outstanding for this purpose) and 0.13% of the outstanding Preferred Stock. See Section 12--"Purposes of the Offer; the Merger Agreement."

   As a further inducement to Pure Resources and the Purchaser to enter into the Merger Agreement, Hallwood Group entered into a noncompetition agreement (the "Noncompetition Agreement") with Pure Resources. Pursuant to the Noncompetition Agreement, Hallwood Group and its affiliates agreed to refrain from certain activities for three years after the effective date of the Merger Agreement. Hallwood Group will not compete in specific oil and gas activities in certain Texas, New Mexico, and Colorado counties. Additionally, Hallwood Group and its affiliates will not compete with Hallwood or its affiliates for any acquisition, prospect or project that Hallwood or its affiliates has pursued in the three (3) years prior to the Noncompetition Agreement's execution date (other than any acquisition, prospect or project pertaining to properties sold by Hallwood or any of its affiliates during the three (3) years prior to the Noncompetition Agreement's execution date). Hallwood Group and its affiliates have agreed to keep Hallwood's confidential and proprietary information strictly confidential and have also agreed to refrain from directly or indirectly hiring any of Hallwood's or Hallwood's affiliates' employees for six months after payment for shares of Hallwood stock is made, unless such employee has been involuntarily terminated by Hallwood. For a description of the Noncompetition Agreement, see Section 12--"Purposes of the Offer; the Merger Agreement."

   To further induce Pure Resources and the Purchaser to enter into the Merger Agreement, Hallwood entered into a stock option agreement (the "Top-Up Option Agreement") with the Purchaser. Pursuant to the Top-Up Option Agreement, Hallwood granted to the Purchaser an irrevocable option exercisable upon Purchaser's payment for shares of Common Stock pursuant to the Offer, constituting, together with shares of Common Stock owned directly or indirectly by Pure Resources or the Purchaser, more than 75% but less than 90% of the then-outstanding Common Stock (the "Common Top-Up Stock Option"). Upon exercise of the Common Top-Up Stock Option, the Purchaser is entitled to purchase that number of shares of Common Stock (the "Common Top-Up Option Shares") equal to the number of shares of Common Stock that, when added to the number of shares of Common Stock owned by the Purchaser and Pure Resources immediately following consummation of the Offer, will constitute ninety percent (90%) of the shares of Common Stock then outstanding (assuming the issuance of the Common Top-Up Option Shares). Hallwood additionally granted Pure Resources an irrevocable option exercisable upon the Purchaser's payment for shares of Preferred Stock pursuant to the Offer, constituting, together with shares of Preferred Stock owned directly or indirectly by Pure Resources or the Purchaser, more than 75% but less than 90% of the then-outstanding Preferred Stock (the "Preferred Top-Up Stock Option"). Upon exercise of the Preferred Top-Up Stock Option, the Purchaser is entitled to purchase that number of shares of Preferred Stock (the "Preferred Top-Up Option Shares") equal to the number of shares of Preferred Stock that, when added to the number of shares of Preferred Stock owned by the Purchaser and Pure Resources immediately following consummation of the Offer, will constitute ninety percent (90%) of the shares of Preferred Stock then outstanding (assuming the issuance of the Preferred Top-Up Option Shares). Both the Common Top-Up Stock Option and the Preferred Top-Up Stock Option are exercisable at a purchase price per share equal to the Merger Consideration, subject to the terms and conditions set forth in the Top-Up Option Agreement, including, without limitation, that neither the Common Top-Up Stock Option nor the Preferred Top-Up Stock Option would be exercisable if the number of Shares subject thereto exceeds the number of authorized Shares of such class available for issuance. If either or both of the Common Top-Up Stock Option and the Preferred Top-Up Stock Option is exercised by the Purchaser and results in ownership by the Purchaser and Pure Resources of ninety percent (90%) or more of the shares of Common Stock and 90% of the shares of Preferred Stock then outstanding, the Purchaser will be able to effect a short-form merger under DGCL. For a description of the Top-Up Option Agreement, see Section 12--"Purposes of the Offer; the Merger Agreement."

   Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares into cash pursuant to the Merger are described in Section 5--"Certain U.S. Federal Income Tax Consequences."

   This Offer to Purchase and the related Letter of Transmittal contain important information and should be read carefully and in their entirety before any decision is made with respect to the Offer.

                               THE TENDER OFFER

1. Terms of the Offer

   Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday May 8, 2001, unless and until we shall have extended the period of time during which the Offer is open in accordance with the provisions of the Merger Agreement, in which event the term "Expiration Date" shall mean the latest time and date as of which the Offer, as so extended by us, will expire.

   In the Merger Agreement, we agreed that we will not, without the prior written consent of Hallwood, (i) reduce the number of Shares subject to the Offer, (ii) reduce the price per Share to be paid pursuant to the Offer, (iii) reduce or modify the Minimum Tender Condition, (iv) modify or add to the conditions described under "Conditions to the Offer" in Section 14 in any manner adverse to the holders of Shares (other than Pure Resources and its subsidiaries), (v) except as provided in the next sentence, extend the Offer or (vi) change the form of consideration payable in the Offer. However, the Merger Agreement provides that, without the consent of Hallwood, we may (i) extend the Offer in increments of not more than five business days each, if at the scheduled Expiration Date of the Offer any of the conditions to our obligation to purchase Shares are not satisfied, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (iii) make available a subsequent offering period (within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")). In addition, we have agreed that, if the Minimum Tender Condition is not satisfied at the scheduled Expiration Date, at the request of Hallwood, we will extend the Expiration Date in increments of five business days each until the earliest to occur of
(v) the date that is 60 days after the initial Expiration Date, (w) the satisfaction of the Minimum Tender Condition, (x) the reasonable determination by us that the Minimum Tender Condition is not capable of being satisfied on or prior to the date that is 60 days after the initial Expiration Date, (y) the termination of the Merger Agreement in accordance with its terms and (z) July 30, 2001; provided, however that we shall not be required to extend the Offer unless Hallwood is in material compliance with all of its covenants in the Merger Agreement.

   Subject to the terms of the Merger Agreement, including the restrictions described above, and the applicable rules and regulations of the SEC, we reserve the right (but shall not be obligated, except as described in this Section 1), at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 shall have occurred,
(a) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary, (b) to elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act, and (c) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Under no circumstances will interest be paid on the purchase price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

   If by 12:00 midnight, New York City time, on Tuesday May 8, 2001 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, we reserve the right (but shall not be obligated except as described in this Section 1), subject to the terms and conditions contained in the Merger Agreement and the applicable rules and regulations of the SEC, (a) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) except as set forth above with respect to the Minimum Tender Condition, to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) as set forth above, to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) except as set forth above, to amend the Offer.

   Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

   If we extend the Offer or if we are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment of Shares) for Shares or we are unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on behalf of us, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer, and by the terms of the Merger Agreement, which require that we pay for Shares accepted for payment as soon as reasonably practicable after the Expiration Date.

   If we make a material change in the terms of the Offer or the information concerning the Offer or waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum period of ten business days from the date of the change is generally required to allow for adequate dissemination to stockholders.

   Pursuant to Rule 14d-11 under the Exchange Act, we may, subject to certain conditions, provide a subsequent offering period from three to 20 business days in length following the Expiration Date ("Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer. A Subsequent Offering Period, if one is provided, is not an extension of the Offer, which already will have been completed.

   During a Subsequent Offering Period, tendering stockholders will not have withdrawal rights and we will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that we may provide a Subsequent Offering Period so long as, among other things, (i) the initial 20-business day period of the Offer has expired, (ii) we offer the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (iii) we accept and promptly pay for all securities tendered during the Offer (iv) we announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m. New York City time on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period and (v) we immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. We will be able to provide a Subsequent Offering Period, if we satisfy the conditions above, after May 8, 2001.

   We may, in our sole discretion, provide a Subsequent Offering Period regardless of whether the events or the facts set forth in Section 14 ("Conditions to the Offer") have occurred. If we have acquired a majority but less than 90% of the Shares as of the Expiration Date, we currently intend to elect to provide a Subsequent Offering Period. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same consideration will be paid to stockholders tendering Shares in the Offer or in a Subsequent Offering Period, if one is included.

   Hallwood has provided us with Hallwood's stockholder lists and security position listing for the purpose of disseminating the Offer to holders of Shares. We will mail this Offer to Purchase, the related Letter of Transmittal and other relevant materials to record holders of Shares, and we will furnish those materials to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Hallwood's stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares. The Schedule 14D-9 will also be included with those materials.

2. Procedure for Tendering Shares

   Valid Tender. For Shares to be tendered validly pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation received by the Depositary), in each case, prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

   The Depositary will establish an account with respect to the Shares at The Depositary Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

   The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

   The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

   Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder(s) has (have) not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

   Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

     (i) such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

     (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market is open for business.

   The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

   Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment.

   The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

   Appointment. By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser, as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Hallwood's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.

   Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Pure Resources, Union Oil, Unocal, the Depositary, the Information Agent, Hallwood or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

   Backup Federal Income Tax Withholding. Under the "backup withholding" provisions of U.S. federal income tax law, unless a tendering registered holder, or his assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 9 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax on 31% of the gross proceeds. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

3. Withdrawal Rights

   Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. You may withdraw Shares that you have previously tendered pursuant to the Offer pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by us pursuant to the Offer, you may also withdraw your previously tendered Shares at any time after June 8, 2001.

   In order for your withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, you must submit the serial numbers shown on the particular certificates to be withdrawn to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If your Shares were delivered pursuant to the procedures for book-entry transfer set forth in Section 2, your notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. You may not rescind a withdrawal of tenders of Shares, and any Shares that you properly withdraw will thereafter be deemed not validly tendered for purposes of the Offer. However, you may retender withdrawn Shares by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

   All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us in our sole discretion, which determination will be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, whether or not similar defects or irregularities are waived in the case of any other stockholder. None of the Purchaser, Pure Resources, Union Oil, Unocal, Hallwood, the Depositary, the Information Agent or any other person will be under any duty to give you notification of any defects or irregularities in your notice of withdrawal or incur any liability for failure to give any such notification.

   In the event we provide a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

4. Acceptance for Payment and Payment

   On the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment), we will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. We expressly reserve the right to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

   In all cases, we will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (a) the certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 2, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending on when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

   The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

   For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares. On the terms and subject to the conditions of the Offer, we will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price therefor with the Depositary. The Depositary will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will we pay interest on the purchase price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

   If we do not accept for payment any Shares tendered by you pursuant to the Offer for any reason, we will return the certificates for any such Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures described in Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

5. Certain U.S. Federal Income Tax Consequences

   Your receipt of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, if you sell or exchange your Shares in the Offer or the Merger, you will recognize gain or loss equal to the difference, if any, between the amount of cash received pursuant to the Offer or the Merger and your adjusted tax basis in the Shares tendered by you and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be.

   If Shares are held by you as capital assets, gain or loss recognized by you will be capital gain or loss, which will be long-term capital gain or loss if your holding period for the Shares exceeds one year. If you are an individual, the maximum U.S. federal income tax rate on long-term capital gains is 20%. The deduction of capital losses is subject to limitations. You should consult your own tax advisor in this regard.

   If you tender Shares, you may be subject to 31% backup withholding unless you provide your taxpayer identification number ("TIN") and certify that such number is correct or properly certify that you are awaiting a TIN, or unless an exemption applies. Exemptions are available for stockholders that are corporations and for certain foreign individuals and entities. If you do not furnish a required TIN, you may be subject to a penalty imposed by the IRS. See Section 2 -- "Procedure for Tendering Shares--Backup Federal Income Tax Withholding."

   If backup withholding applies to you, the Depositary is required to withhold 31% from amounts otherwise payable to you. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

   The foregoing U.S. federal income tax discussion may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Code, such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions, and may not apply to a holder of Shares in light of individual circumstances. The discussion is based upon present law, which is subject to change, possibly with retroactive effect. You are urged to consult your own tax advisor to determine the particular tax consequences of the Offer and the Merger to you (including the application and effect of the alternative minimum tax and of state, local or foreign income and other tax laws and of changes in tax laws).

6. Price Range of the Shares; Dividends on the Shares

   Since June 9, 1999, the Common Stock has been listed on Nasdaq under the symbol "HECO." Hallwood's Preferred Stock began trading on Nasdaq under the symbol "HECOP" on June 11, 1999. The following table sets forth the high and low closing bid quotations for each class of stock as reported by the Nasdaq Stock Market, Inc. and the dividends paid per share of Preferred Stock for the corresponding periods. No Common Stock dividends were paid during the periods shown. The Merger Agreement prohibits Hallwood from declaring, setting aside, making or paying any dividend or distribution on its capital stock (including any quarterly dividends on the Preferred Stock). However, the $0.25 per share dividend payable May 15, 2001 to holders of record of Preferred Stock on March 31, 2001 will be paid to eligible holders of Preferred Stock regardless of whether such holders tender their Shares in the Offer.

                             HALLWOOD ENERGY, INC.

COMMON STOCK:                                          HIGH     LOW
-------------                                        -------- --------
Fiscal Year Ended December 31, 1999:
Second Quarter (from June 9, 1999).................. $ 8.38   $ 5.38
Third Quarter....................................... $ 7.75   $ 5.13
Fourth Quarter...................................... $ 7.00   $ 3.50
Fiscal Year Ended December 31, 2000:
First Quarter....................................... $ 5.25   $ 4.06
Second Quarter...................................... $ 8.50   $ 3.94
Third Quarter....................................... $10.00   $ 7.63
Fourth Quarter...................................... $ 9.63   $ 8.06
Fiscal Year Ended December 31, 2001:
First Quarter....................................... $12.3281 $ 8.88
Second Quarter (through April 9, 2001).............. $12.3125 $12.1875
PREFERRED STOCK:                                       HIGH     LOW    DIVIDENDS
----------------                                     -------- -------- ---------
Fiscal Year Ended December 31, 1999:
Second Quarter (from June 11, 1999)................. $ 8.75   $ 7.75     $.25
Third Quarter....................................... $ 8.88   $ 8.13     $.25
Fourth Quarter...................................... $ 8.31   $ 7.00     $.25
Fiscal Year Ended December 31, 2000:
First Quarter....................................... $ 7.38   $ 6.94     $.25
Second Quarter...................................... $ 8.00   $ 7.13     $.25
Third Quarter....................................... $ 9.38   $ 7.56     $.25
Fourth Quarter...................................... $ 9.75   $ 8.75     $.25
Fiscal Year Ended December 31, 2001:
First Quarter....................................... $10.50   $ 9.44     $.25
Second Quarter (through April 9, 2001).............. $10.5625 $10.50       --

   The Rights trade together with the Common Stock. On March 29, 2001, the last trading day before the first public announcement of the execution of the Merger Agreement, the last reported sale prices of the Common Stock and Preferred Stock on Nasdaq were $9.03125 and $9.625 per share, respectively. On April 9, 2001, which was the last full trading day before commencement of the Offer, the last reported sale prices of the Common Stock and Preferred Stock on the Nasdaq were $12.23 and $10.51 per share, respectively. You are urged to obtain current market quotations for the Shares.

7. Effect of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration; Margin Regulations

   Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

   Nasdaq Listing. The Common Stock and Preferred Stock are listed on Nasdaq. Depending upon the aggregate market value and the per share price of any Shares not purchased pursuant to the Offer, the Common Stock and the Preferred Stock may no longer meet the requirements for continued listing on the Nasdaq National Market. According to Nasdaq's published guidelines, Nasdaq would consider delisting the Common Stock or the

Preferred Stock if, among other things, the number of record holders of shares of Common Stock or Preferred Stock should fall below 400, the number of publicly held shares of Common Stock or Preferred Stock (exclusive of holdings of officers and directors of Hallwood and their immediate families and other concentrated holdings of 10% or more) should fall below 750,000, or the aggregate market value of the publicly held shares of Common Stock or Preferred Stock should fall below $5 million. Hallwood has represented that, as of March 9, 2001, 9,659,239 shares of Common Stock and 2,263,573 shares of Preferred Stock were issued and outstanding. Hallwood has also reported that as of March 1, 2001 there were approximately 12,763 holders of Common Stock and 7,901 holders of Preferred Stock.

   If Nasdaq were to delist the Common Stock or the Preferred Stock, the market for each could be adversely affected. It is possible that such Shares would continue to trade in the over-the-counter market, and that price quotations would be reported by other sources. The extent of the public market for the Common Stock and Preferred Stock and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act and other factors. If, as a result of the purchase of the Shares pursuant to the Offer, the exercise of either or both of the Top-Up Options or otherwise, the Shares no longer meet the requirements of Nasdaq for continued inclusion in Nasdaq and the Shares are no longer included in Nasdaq, the market for, and value of, the Shares could be adversely affected.

   Exchange Act Registration. The Common Stock and Preferred Stock are currently registered under the Exchange Act. Registration of the Common Stock or Preferred Stock under the Exchange Act may be terminated upon application of Hallwood to the SEC if the Common Stock or Preferred Stock, as applicable, are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Common Stock and Preferred Stock under the Exchange Act would substantially reduce the information required to be furnished by Hallwood to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Hallwood, such as the short-swing profit recovery provisions of
Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Hallwood and persons holding "restricted securities" of Hallwood to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause Hallwood to apply for termination of registration of the Common Stock and Preferred Stock under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

   If registration of the Common Stock and Preferred Stock is not terminated prior to the Merger, then the Common Stock and Preferred Stock will be delisted from Nasdaq and the registration of the Common Stock and Preferred Stock under the Exchange Act will be terminated following the consummation of the Merger.

   Margin Regulations. The Common Stock and Preferred Stock are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Common Stock and Preferred Stock. Depending on factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Common Stock and Preferred Stock would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8. Certain Information Concerning Hallwood

   General. Hallwood is a Delaware corporation engaged in the development, exploration, acquisition and production of oil and gas properties. Hallwood's properties are primarily located in the Rocky Mountain, Greater Permian and Gulf Coast regions of the United States. Hallwood's executive offices are located at 4610 South Ulster Street, Suite 200, Denver, Colorado.

   Available Information. Hallwood is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, NW, Washington, DC 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable, by mail, on payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, NW, Washington, DC 20549. The SEC also maintains a Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Such material should also be available for inspection at the offices of Nasdaq, 1735 K. Street, N.W., Washington, D.C. 20006.

   Except as otherwise stated in this Offer to Purchase, the information concerning Hallwood contained herein has been taken from or based on publicly available documents on file with the SEC and other publicly available information. Although the Purchaser, Pure Resources, Union Oil and Unocal do not have any knowledge that any such information is untrue, none of the Purchaser, Pure Resources, Union Oil nor Unocal takes any responsibility for the accuracy or completeness of such information or for any failure by Hallwood to disclose events which may have occurred and may affect the significance or accuracy of any such information but which are unknown to Pure Resources or the Purchaser. Nothing contained in any website is incorporated by reference herein.

9. Certain Information Concerning the Purchaser, Pure Resources, Titan, Union Oil and Unocal

   The Purchaser, a Delaware corporation which is an indirect wholly-owned subsidiary of Pure Resources, was organized to acquire Hallwood and has not conducted any unrelated activities since its organization. The principal office of the Purchaser is located at the principal office of Pure Resources. All outstanding shares of capital stock of the Purchaser are owned by Titan.

   Pure Resources is a Delaware corporation with its principal offices located at 500 West Illinois, Midland, Texas 79701, and its telephone number is (915) 498-8600. Pure Resources was, until May 25, 2000, a wholly-owned subsidiary of Union Oil, a California corporation wholly-owned by Unocal. Pure Resources was formed in December 1999 in connection with the Agreement and Plan of Merger dated December 13, 1999, as amended, by and among Union Oil, Pure Resources, TRH, Inc. and Titan. On May 25, 2000, pursuant to the Agreement and Plan of Merger, Union Oil contributed its Permian Basin business unit to a subsidiary of Pure Resources in exchange for 32,708,067 shares of Pure Resources common stock and the assumption by Pure Resources of the associated liabilities of the Permian Basin business unit. These transactions are referred to as the "Contribution." Simultaneously with the Contribution, a subsidiary of Pure Resources was merged with and into Titan. As a result of the Contribution and the merger, Pure Resources is an independent energy company. Pure Resources had historically been engaged in the exploration, development and production of oil and natural gas in the Permian Basin of the western portion of the state of Texas and San Juan Basin areas of New Mexico and Colorado. As a result of the merger with Titan, Pure Resources now engages in activities in the additional areas of the Permian Basin of southeastern New Mexico, the Brenham Dome area of south central Texas and the Central Gulf Coast region of Texas. On January 31, 2001, Pure Resources acquired oil and gas properties, fee mineral and royalty interests from International Paper Company, and certain general and limited partnership interests for approximately $261 million, subject to adjustment, for cash. The transaction provides Pure Resources with additional areas of focus, primarily offshore in the Gulf of Mexico and in the Gulf Coast region covering Texas, Louisiana, Arkansas, Mississippi, Alabama and Florida. Pure Resources also acquired over 6 million gross (3.2 million net) acres of fee mineral ownership, primarily across the southern Gulf Coast region of the United States.

   Titan, a Delaware corporation, is a wholly-owned subsidiary of Pure Resources whose principal business is the exploration, development and production of oil and natural gas. The principal office of Titan is located at the principal office of Pure Resources.

   Unocal is a Delaware corporation that conducts substantially all of its operations through Union Oil and subsidiaries of Union Oil. Unocal is one of the world's largest independent oil and gas exploration and production companies, with major oil and gas exploration and production activities in Asia and the United States Gulf of Mexico. Unocal is also a leading producer of geothermal energy and a provider of electrical power in Asia and a manufacturer and marketer of petroleum coke and specialty minerals. Other activities include project development, ownership in proprietary and common carrier pipelines and the marketing and trading of hydrocarbon commodities and real estate. Unocal's and Union Oil's principal executive offices are located at 2141 Rosecrans Avenue, Suite 4000, El Segundo, California 90245 and their telephone number at that address is (310) 726-7600.

   The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser, Pure Resources, Titan, Union Oil and Unocal are set forth in Schedule I hereto.

   During the last five years, none of the Purchaser, Pure Resources, Titan, Union Oil, Unocal or, to the best of their knowledge, any of the persons listed in Schedule I hereto (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of such laws.

   Except as described in this Offer to Purchase, (i) none of the Purchaser, Pure Resources, Titan, Union Oil, Unocal or, to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of the Purchaser, Pure Resources, Titan, Union Oil or Unocal or, to the best of their knowledge, any associate or majority-owned subsidiary of any of the persons listed in Schedule I to this Offer to Purchase, beneficially owns or has any right to acquire, directly or indirectly, any equity securities of Hallwood, and (ii) none of the Purchaser, Pure Resources, Titan, Union Oil, Unocal, or to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase has effected any transaction in such equity securities during the past 60 days. The Purchaser, Pure Resources, Titan, Union Oil, and Unocal disclaim beneficial ownership of any Shares owned by any pension plans of the Purchaser, Pure Resources, Titan, Union Oil or Unocal or any pension plans of any associate or majority-owned subsidiary of the Purchaser, Pure Resources, Titan, Union Oil or Unocal.

   Except as described in this Offer to Purchase, none of the Purchaser, Pure Resources, Titan, Union Oil, Unocal or, to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Hallwood, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, during the past two years, none of the Purchaser, Pure Resources, Titan, Union Oil, Unocal or, to the best of their knowledge, any of the persons listed on
Schedule I hereto has had any business relationship or transaction with Hallwood or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, during the past two years, there have been no contacts, negotiations or transactions between any of the Purchaser, Pure Resources, Titan, Union Oil, Unocal or any of their subsidiaries or, to the best knowledge of the Purchaser, Pure Resources, Titan, Union Oil, or Unocal, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Hallwood or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

   Available Information. Purchaser and Titan are wholly-owned subsidiaries of Pure Resources and majority-owned subsidiaries of Union Oil and Unocal. Pure Resources and Unocal are subject to the informational requirements of the Exchange Act and, in accordance therewith, file reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information will be available for inspection at the SEC, and copies thereof will be obtainable from the SEC in the same manner as is set forth with respect to Hallwood in Section 8.

10. Source and Amount of Funds

   The Offer is not conditioned on any financing arrangements.

   The Purchaser estimates that funds totaling approximately $153 million will be required to purchase all the outstanding Shares and satisfy obligations under outstanding stock options and warrants and that additional funds totaling approximately $115 million will be required to pay all the costs, fees and expenses related to the Offer and the Merger and fund the repayment of Hallwood's currently outstanding indebtedness. The Purchaser will obtain the required funds from Pure Resources in the form of capital contributions or loans from Pure Resources.

   Pure Resources has two existing credit facilities with the same group of commercial banks; copies of the loan agreements governing these facilities have been filed as Exhibits 10.13 and 10.14 to Pure Resources' Form 10-Q for the quarter ended September 30, 2000. The two existing loan agreements are unsecured and have substantially identical terms, except that one is a 364-day facility with a final maturity date of September 29, 2002 and an availability period (i.e., the period during which borrowing is available) that ends on September 28, 2001 (the "364 Revolver"), while the other is a five-year facility with a final maturity date of September 29, 2005 and an availability period that ends on such final maturity date (the "Revolver"). Pure Resources had, as of April 4, 2001 $162 of additional borrowings available to it under both such facilities that can be used to purchase Shares. The loan agreements governing the facilities contain conditions precedent to these borrowings, which are (a) that Pure Resources' representations and warranties in the agreements be true on and as of the date of each borrowing, and (b) that Pure Resources not be in default under the agreements.

   At Pure Resources' option, borrowings under its existing credit facilities bear interest at either (a) the "Alternative Base Rate" (i.e. the higher of The Chase Manhattan Bank's prime rate, or the federal funds rate plus .50% per annum), or (b) the Eurodollar rate plus a margin ranging from .80% to .95% per annum for the Revolver and .85% to 1.00% per annum for the 364 Revolver. These margins increase as Pure Resources' debt coverage ratio increases. Facility fees are due quarterly on the total of the outstanding commitments under Pure Resources' existing credit facilities and range from .15% to .25% per annum on the 364 Revolver and .20% to .30% per annum for the Revolver.

   Pure Resources' existing credit facilities contain various restrictive covenants and compliance requirements, which include (a) limiting the incurrence of additional indebtedness, (b) restrictions as to merger, sale or transfer of assets and transactions with affiliates without the lenders' consent, (c) limitation on dividends and distributions, (d) other financial covenants and (e) limitation on hedging arrangements.

   In order to obtain the remaining funds needed to purchase the Shares, Pure Resources intends to enter into one or more additional unsecured credit facilities with some or all of its existing banks or, alternatively, to amend its existing credit facilities. In either case Pure Resources intends to obtain approximately $200 million of incremental borrowing capacity upon substantially the same terms as Pure Resources' two existing credit facilities. Some or all of the new credit will be under a 364-day facility, with an availability period of approximately 364 days and a final maturity date one year after the availability period ends, while the remainder, if any, will be under a five-year facility with a term and an availability period of five years. Pure Resources anticipates that the interest rates and borrowing conditions will be the same, or substantially the same, as under Pure Resources existing credit facilities. Pure Resources will not require any waiver under its existing loan agreements in order to enter into the contemplated new facilities or to consummate the Offer and the Merger. While Pure Resources has not requested a formal commitment for the new or amended facilities from any of its existing banks, Pure Resources has discussed the transactions with certain key lenders and is confident that it will obtain the needed financing.

11. Contacts and Transactions with Hallwood; Background of the Offer

   Hallwood was formed in June 1999, through the combination of separate affiliated entities, with the intention of actively pursuing growth through drilling and acquisitions. As the market for Hallwood's common shares developed through the remainder of 1999 and 2000, management determined that larger independent oil and gas companies appeared generally to trade at higher multiples of cash flow and other measures of value than smaller companies. Therefore, during the summer of 2000, management considered whether it would be in the best interests of Hallwood and its shareholders to investigate different types of potential transactions, including combinations with other oil and gas companies. In this connection, in August 2000, Hallwood engaged Petrie Parkman & Co., Inc. to assist Hallwood in identifying, considering, evaluating, and, if appropriate, implementing various strategic alternatives.

   On August 22, 2000, management met with Petrie Parkman to discuss various types of transactions that could potentially enhance shareholder value. In the course of that meeting, Petrie Parkman identified other oil and gas companies, including Pure Resources, that Petrie Parkman believed could be interested in discussing some type of strategic transaction with Hallwood. Through the fall of 2000, management of Hallwood met with representatives of a number of oil and gas companies in an effort to identify transactions that could be attractive to Hallwood shareholders. None of these discussions resulted in an offer or proposal for any specific transaction, however.

   In October 2000, at an event sponsored by First Union Securities, an affiliate of which has been a participant in Hallwood's principal line of credit, William Baumgartner, Hallwood's Chief Financial Officer, met Jack Hightower, the Chief Executive Officer of Pure Resources. The two executives briefly discussed the possibility of a transaction between Pure Resources and Hallwood, but did not discuss a specific transaction or specific prices. Bill Guzzetti, Hallwood's President, Tony Gumbiner, Hallwood's Chief Executive Officer, and a representative of Petrie Parkman then met with Mr. Hightower and representatives of First Union on November 13, 2000. The parties discussed the possibility of a transaction involving Pure Resources and Hallwood, but did not discuss a specific transaction or a price at which any transaction might be accomplished. The parties agreed to continue discussions and on December 14, 2000, Pure Resources entered into a confidentiality letter with Hallwood.

   Through the remainder of 2000 and during January 2001, Hallwood provided requested due diligence materials to Pure Resources and Messrs. Hightower and Guzzetti had several telephone conversations, again discussing the possibility of a transaction, but without discussing the terms of any particular transaction. On January 3, 2001, representatives of Pure Resources and First Union Securities met with representatives of Hallwood and Petrie Parkman in Denver to discuss Hallwood's properties and operations and through the remainder of January representatives of Hallwood and their advisors had various telephone conversations and correspondence with representatives of Pure Resources and their advisors.

   On January 23, Messrs. Hightower and Guzzetti met and Mr. Hightower suggested that Pure Resources might be willing to consider a transaction with Hallwood in which the Hallwood common shareholders would receive stock of Pure Resources having a value in the range of $11.00 per share of Hallwood Common Stock or cash in the range of $13.00 per share of Hallwood Common Stock.

   Messrs. Hightower, Gumbiner and Guzzetti and their advisors met on February 12, to discuss a possible transaction. During that meeting, Mr. Hightower suggested a cash price for Hallwood's Common Stock in the range of $12.00 per share. Mr. Hightower also expressed concern about the possibility that, if Pure Resources acquired Hallwood, Hallwood Group would be able to compete with Pure Resources in the geographic areas in which Hallwood presently operated and requested that Hallwood Group agree not to compete in those areas in exchange for a payment from Pure Resources of $10,000,000. Management of Hallwood did not agree to the proposed terms at that meeting.

   On February 14, Messrs. Hightower and Gumbiner had a telephone conversation in which Mr. Hightower stated that he would be willing to recommend to the board of directors of Pure Resources a transaction on the following terms: Pure Resources would offer to purchase the Common Stock of Hallwood for $13.00 per share in cash; Hallwood Group would grant Pure Resources an option to purchase its Hallwood Common Stock, which option would survive the termination of the merger agreement and would be exercisable by Pure Resources even in the event of a superior offer by a third party; Hallwood Group would enter into a multi-year noncompetition agreement in exchange for a payment of $10,000,000; and Hallwood Group would enter into a consulting agreement with Pure Resources in exchange for $1,500,000. Based on these terms, management of Hallwood indicated that they would recommend to the Board of Directors that Hallwood consider the proposal.

   On February 16, the Board of Directors of Hallwood met to discuss the status of discussions with Pure Resources and appointed a special committee, composed of all of the directors that are not otherwise affiliated with Hallwood, to consider the proposal. The special committee then met, appointed Rex Sebastian as chairman of the committee, and discussed the appointment of outside counsel and an independent financial advisor. On February 21, the special committee met to discuss the status of the negotiations and engaged Donohoe, Jameson & Carroll, P.C., as its counsel. On February 26, the special committee engaged Dain Rauscher Wessels to act as its financial advisor and, if appropriate, to render an opinion regarding the fairness, from a financial point of view, of the proposed transaction to the holders of Hallwood's common and preferred stock.

   During the latter half of February and the first half of March, Pure Resources and Hallwood and their legal counsel exchanged drafts of a merger agreement and related documents and had various meetings and telephone conversations to discuss those documents. Hallwood supplied additional requested information and materials to Pure Resources and its advisors. During this same period, Messrs. Hightower and Guzzetti also had telephone conversations, during which Mr. Hightower indicated that he was not able to recommend to the board of directors of Pure Resources a $13.00 price for the common stock. Mr. Gumbiner, on behalf of Hallwood Group, and Mr. Hightower agreed, however, to forgo the consulting agreement that had been previously discussed and, on this basis, Mr. Hightower agreed to maintain his recommendation to the board of Pure Resources of a $13.00 price for the common stock. Mr. Hightower subsequently indicated that Pure Resources would likely be unable to offer more than $12.50 per share for the Hallwood Common Stock.

   On March 10, the special committee met to discuss the status of the negotiations. The members of the special committee discussed the terms to be offered to the holders of Hallwood's Common Stock and Preferred Stock and the other proposed terms. The members also discussed in depth the current market for energy companies and current trends in the industry. After further discussion regarding the need for further information and analysis, the special committee directed Mr. Sebastian to relay its comments to Hallwood's management.

   On March 11, representatives of Pure Resources and Hallwood met with their advisors to discuss due diligence matters in connection with Pure Resources' review of Hallwood. On March 13, Pure Resources' advisors advised Hallwood that Pure Resources would require that members of Hallwood's management enter into agreements not to compete with Pure Resources for a period after completion of the transaction. On March 14 and 15, representatives of Pure Resources met with representatives of Hallwood in Denver to review Hallwood's properties and operations further.

   Also on March 14, the Board of Directors of Hallwood met in a regularly scheduled meeting and discussed with management and their advisors the status of the discussions with Pure Resources. The special committee also met on that date with their advisors to receive an update from the advisors of the advisors' review of the proposed transaction. At that meeting, representatives of Dain Rauscher Wessels made a presentation to the special committee, detailing its review and analyses of the proposed transaction, as then contemplated.

   On March 16, Pure Resources advised Petrie Parkman that Pure Resources had revised its estimate of the value of Hallwood and that it would be able to offer only $12.00 per share for the Common Stock. Management of Hallwood instructed Petrie Parkman to inform Pure Resources that this price would not be acceptable and that discussions with Pure Resources would be terminated if Pure would not offer a higher price. In discussions with Petrie Parkman, Pure Resources confirmed that it would not offer a price higher than $12.00 per common share. Later on March 16, Hallwood issued a press release stating that it had retained Petrie Parkman to assist it in identifying, considering, and evaluating strategic options and alternatives. In response to this press release, Petrie Parkman received several inquiries and sent confidentiality agreements to nine parties; three of these companies returned fully-executed confidentiality agreements. Hallwood and Petrie Parkman also began preparation of a data room in which interested parties could review confidential information regarding Hallwood.

   On March 19, Messrs. Hightower and Guzzetti spoke by telephone. As a result of that conversation, Messrs. Hightower and Guzzetti agreed to recommend to the boards of directors of Pure Resources and Hallwood a cash transaction in which Pure Resources would offer to pay $12.50 per share of Hallwood's Common Stock and $10.84 per share of Hallwood's Preferred Stock; Hallwood Group would not grant Pure Resources an option to purchase Hallwood Group's shares of Hallwood Common Stock that would survive the termination of a merger agreement, but would agree to tender its shares to Pure Resources pursuant to an agreement that would terminate at the same time as the termination of the merger agreement; Hallwood Group would enter into an agreement not to compete with Pure Resources in a geographic area reduced from that earlier contemplated by Pure Resources, in exchange for a payment of $7,500,000; and that members of Hallwood's management would, on terms to be determined, agree not to compete with Pure Resources after completion of the transaction. On March 20, counsel to Pure Resources and Hallwood discussed the proposed terms further and counsel to Pure Resources indicated that Pure Resources would require that Hallwood grant to Pure Resources a "top-up" option, exercisable only in the event that Pure Resources successfully acquired at least 75% of Hallwood's shares in a tender offer, the terms of which would enable Pure Resources to acquire sufficient shares to hold 90% of Hallwood's outstanding Common and Preferred Stock and therefore to complete the contemplated second-step merger through a "short-form" merger as permitted by Delaware law.

   On March 22, Hallwood received a letter from a third party indicating an interest in pursuing a transaction in which a group of investors would agree to purchase all of the outstanding shares of Hallwood Common Stock in a negotiated business combination for a price of $11.00 per share in cash. The proposal was subject to due diligence, the negotiation of a definitive agreement and to Hallwood entering into an agreement not to discuss a transaction with any other party through April 30, 2001. Also on March 22, Pure Resources indicated that the $10.84 price that it had proposed for Hallwood's Preferred Stock was based on the assumption that the $0.25 per share dividend scheduled to be paid to holders of record on March 30, 2001, was not paid and that payment of this dividend and any additional dividends would reduce the amount to be paid to the holders of the Preferred Stock.

   On March 23, the special committee of Hallwood's board of directors met and considered the proposal from Pure Resources. The special committee did not believe that the third-party proposal affected their consideration of the Pure Resources proposal because the third-party proposal was at a substantially lower price than the Pure Resources proposal and was highly conditional, including a condition prohibiting Hallwood from discussing a possible transaction with other parties. Therefore, the special committee discussed the proposal from Pure Resources and received the oral opinion of Dain Rauscher Wessels that the price of $12.50 per share for the Common Stock that Pure Resources had proposed to offer to the holders of Hallwood's Common Stock was fair from a financial point of view to those holders and that the price of $10.84 per share for the Preferred Stock that Pure Resources had proposed to offer to the holders of Hallwood's Preferred Stock was fair from a financial point of view to these holders. Based on their discussions and the opinion of Dain Rauscher Wessels, the special committee determined to recommend the Pure Resources proposal to the full board of directors of Hallwood, if all outstanding issues could be resolved satisfactorily, including the price to be offered for Hallwood's preferred shares. The board of directors of Hallwood met later that same day and considered the recommendation of the special committee and received the oral opinion of Petrie Parkman, which was subsequently confirmed in writing, that as of that date and on the basis of and subject to the matters reviewed with the board, the cash consideration to be received by the holders of Hallwood's Common and Preferred Stock, respectively, was fair from a financial point of view to those holders. Based on the recommendation of the special committee, the discussions in the board meeting and the opinion of Petrie Parkman, the board of directors determined unanimously to approve the Pure Resources proposal, if all outstanding issues could be resolved satisfactorily, and recommend to Hallwood's shareholders that the merger agreement with Pure Resources be approved and adopted.

   On March 25, Messrs. Hightower and Guzzetti and their advisors met and discussed outstanding issues regarding the structure of the transaction, including the terms of the "top-up" option and the noncompetition agreements with members of management.

   On March 27, the special committee met to receive an update of, and review, the status of the negotiations and the terms of the proposed transaction, including the outstanding issues. The special committee noted that it had received the oral opinion of Dain Rauscher, to be followed by its written opinion, as to the fairness, from a financial point of view of the consideration to be received by the stockholders, that market prices of Hallwood's securities had remained stable following the March 16 press release, and that the prices to be paid in the transaction represent significant premiums for Hallwood's stockholders. The special committee concluded, therefore, that it would continue to recommend the proposal, subject to confirmation that the final form of the various agreements embodied the terms the special committee had previously communicated to management.

   On March 28, Messrs. Hightower, Bill White, Pure Resources' Chief Financial Officer, and Guzzetti met for lunch and agreed that Pure Resources would offer to purchase Hallwood's Common Stock at a price of $12.50 per share and the Preferred Stock at a price of $10.84 per share; Hallwood Group would receive a payment of $7,250,000 for its agreement not to compete with Pure Resources in certain geographic areas; the members of Hallwood management would enter into noncompetition agreements with Pure Resources; Hallwood Group and its executive officers would enter into an agreement to tender their shares of Hallwood in the tender offer, which agreement would terminate if the the merger agreement was terminated; and Hallwood would grant Pure Resources a top-up option on the terms previously discussed, which option would terminate if the merger agreement was terminated.

   On March 29, the chairman of the special committee and its counsel confirmed that the final agreements embodied the terms previously discussed by the special committee, and Dain Rauscher Wessels delivered to the special committee their written opinion that the consideration to be received by the holders of Hallwood's Common Stock pursuant to the Merger Agreement was fair from a financial point of view to those holders and that the consideration to be received by the holders of Hallwood's Preferred Stock pursuant to the Merger Agreement was fair from a financial point of view to those holders. Also on March 29, the parties executed the Merger Agreement and the other documents in connection with the transaction. On March 30, Pure Resources and Hallwood released a joint press release regarding the transaction.

12. Purpose of the Offer; the Merger Agreement; Plans for Hallwood; Appraisal Rights

Purpose

   The purpose of the Offer is to enable Pure Resources to acquire the outstanding Shares and thereby acquire control of Hallwood. The Offer, as the first step in the acquisition of Hallwood, is intended to facilitate the acquisition of all the outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, the Purchaser intends to consummate the Merger as promptly as practicable.

The Merger Agreement

   The following is a summary of the material provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO filed by the Purchaser, Pure Resources and Unocal with the SEC pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act in connection with the Offer (the "Schedule TO"). The summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference herein.

   The Offer. The Merger Agreement provides for the making of the Offer by the Purchaser. The obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Tender Condition and the satisfaction or waiver of certain other conditions that are described under "Conditions to the Offer" in Section 14. The Purchaser may modify the terms and conditions of the Offer and waive any condition described under "Conditions to the Offer" in Section 14 (other than the

Minimum Tender Condition), except that, without the prior written consent of Hallwood, the Purchaser may not (i) reduce the number of Shares subject to the Offer, (ii) reduce the price per Share to be paid pursuant to the Offer, (iii) reduce or modify the Minimum Tender Condition, (iv) modify or add to the conditions described under "Conditions to the Offer" in Section 14 in any manner adverse to the holders of Shares (other than Pure Resources and its subsidiaries), (v) except as provided in the next paragraph, extend the Offer or (vi) change the form of consideration payable in the Offer.

   The Merger Agreement provides that the Purchaser may, without the consent of Hallwood, (i) extend the Offer in increments of not more than five business days each, if at the scheduled Expiration Date of the Offer any of the conditions to the Purchaser's obligation to purchase Shares are not satisfied, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (iii) make available a subsequent offering period (within the meaning of Rule 14d-11 under the Exchange Act). If the Minimum Tender Condition is not satisfied at the scheduled Expiration Date, at the request of Hallwood, the Purchaser and Pure Resources will extend the Expiration Date in increments of five business days each until the earliest to occur of (v) the date that is 60 days after the initial Expiration Date, (w) the satisfaction of the Minimum Tender Condition, (x) the reasonable determination by Pure Resources that the Minimum Tender Condition is not capable of being satisfied on or prior to the date that is 60 days after the initial Expiration Date, (y) the termination of the Merger Agreement in accordance with its terms and (z) July 30, 2001; provided, however that the Purchaser shall not be required to extend the Offer unless, in Pure Resources' reasonable judgment, Hallwood is in material compliance with all of its covenants in the Merger Agreement.

   Composition of the Hallwood Board of Directors Following Consummation of the Offer. The Merger Agreement provides that, promptly on the acceptance for payment of, and payment by the Purchaser for, any Shares pursuant to the Offer, the Purchaser will be entitled to designate such number of directors on the Hallwood Board of Directors as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Hallwood Board equal to at least that number of directors, rounded up to the next whole number, that equals the product of (a) the total number of directors on the Hallwood Board (giving effect to the directors elected as described in this sentence) multiplied by (b) the percentage that (i) such number of Shares so accepted for payment and paid for by the Purchaser plus the number of Shares otherwise owned by the Purchaser or any other subsidiary of Pure Resources bears to (ii) the number of Shares then outstanding, and Hallwood will, at such time, cause the Purchaser's designees to be so elected or appointed to the Hallwood Board.

   Subject to provisions of applicable law, the Merger Agreement obligates Hallwood to take all action requested by Pure Resources that may be necessary to effect any such election or appointment. Hallwood will, thus, promptly, at the option of the Purchaser, either increase the size of the Hallwood Board or obtain the resignation of such number of its current directors as is necessary to enable the Purchaser's designees to be elected or appointed to the Hallwood Board as described above. Hallwood also will use its reasonable efforts to cause the Purchaser's designees to be proportionately represented on each committee of the Hallwood Board (other than any committee of the Hallwood Board established to take action under the Merger Agreement).

   In the event that the Purchaser's designees are appointed or elected to the Hallwood Board, the Merger Agreement provides that, until the Effective Time, the Hallwood Board will have at least two directors who are directors on the date of the Merger Agreement and who are not officers of Hallwood (the "Independent Directors"). In addition, in that event, if the number of Independent Directors is reduced below two for any reason whatsoever, the remaining Independent Director will be entitled to designate a person to fill the vacancy or, if no Independent Directors then remain, the other directors will designate two persons to fill such vacancies who are not officers, stockholders or affiliates of Hallwood, the Purchaser or Pure Resources. After acceptance by the Purchaser of Shares pursuant to the Offer and prior to the Effective Time, any (i) amendment or termination of the Merger Agreement by Hallwood, (ii) extension of time for the performance, or waiver, of the obligations or other acts of the Purchaser or Pure Resources or (iii) waiver of Hallwood's rights under the Merger Agreement will require the approval of all the Independent Directors (and, in any event, at least two Independent Directors) in addition to any required approval by the full Hallwood Board.

   The Merger. The Merger Agreement provides that, subject to satisfaction or waiver of the conditions described below under "--Conditions to the Merger," and in accordance with the DGCL, the Merger will be effected and the Purchaser will be merged with and into Hallwood at the Effective Time. At the Effective Time, the separate corporate existence of the Purchaser will cease and Hallwood will continue as the surviving corporation (as such, the "Surviving Corporation"). The Merger Agreement provides that:

      (i) the certificate of incorporation of Hallwood will be amended at the Effective Time to conform to the certificate of incorporation of the Purchaser, except that the corporate name of the Surviving Corporation reflected in those documents will be "Hallwood Energy Corporation;"

      (ii) The bylaws of Purchaser as in effect immediately prior to the Effective Time will be the bylaws of the surviving Corporation; and

      (iii) the directors of the Purchaser immediately prior to the Effective Time will be the directors of the Surviving Corporation, and the officers of Hallwood immediately prior to the Effective Time will be the officers of the Surviving Corporation, in each case, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

   Vote Required to Approve the Merger. The DGCL requires, among other things, that the adoption of any agreement of merger or consolidation of a Delaware corporation must be approved and found advisable by the board of directors of that corporation and, if the "short-form" merger procedure described below is not available, adopted by the holders of at least a majority of that corporation's outstanding voting securities, which, in the case of Hallwood, would include a majority of the Common Stock and a majority of the Preferred Stock. The Hallwood Board has unanimously (i) approved and declared the advisability of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement in accordance with the applicable provisions of the DGCL, (ii) determined that the terms of the Offer, the Merger and such other transactions are fair to and in the best interests of Hallwood and its stockholders and (iii) recommended that the holders of Shares accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement. Consequently, the only additional corporate action of Hallwood that may be necessary to effect the Merger is the adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority of the outstanding Shares, if the "short-form" merger procedure is not available. In the Merger Agreement, Hallwood has agreed to convene a meeting of its stockholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby if such action is required by the DGCL.

   The DGCL also provides that, if a parent company owns at least 90% of the outstanding shares of each class of stock of a Delaware subsidiary, the parent company may merge that subsidiary into the parent company, or the parent company may merge itself into that subsidiary, pursuant to the "short-form" merger procedures without prior notice to, or the approval of, the other stockholders of the subsidiary. Accordingly, if the Purchaser acquires at least 90% of the outstanding shares of Common Stock and 90% of the outstanding shares of Preferred Stock, pursuant to the Offer or otherwise, it will have sufficient voting power to cause the adoption of the Merger Agreement without prior notice to, or any action by, Hallwood's other stockholders. In that event, Hallwood, the Purchaser and Pure Resources have agreed in the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after consummation of the Offer without any action by Hallwood's other stockholders. If, however, the Purchaser does not acquire at least 90% of the outstanding shares of Common Stock and 90% of the outstanding shares of Preferred Stock, pursuant to the Offer, either or both of the Top-Up Stock Options, or otherwise, and adoption of the Merger Agreement by Hallwood's stockholders is required under the DGCL to effect the Merger, a longer period of time would be required to effect the Merger.

   Effect of the Merger on the Capital Stock of the Constituent
Corporations. At the Effective Time, each issued and outstanding Share (other than (i) Shares held by Hallwood, the Purchaser or Pure Resources, which will automatically be canceled and retired and will cease to exist and no cash or other consideration will be delivered or deliverable in exchange therefor, and
(ii) other Shares, if any, held by holders who have not voted such Shares in favor of the Merger and have perfected their appraisal rights under the DGCL) will, by virtue of the Merger and without any action by the holder thereof, be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer (the "Merger Consideration"), without interest, less any required withholding taxes, upon surrender and exchange of a certificate representing such Share.

   At the Effective Time, each issued and outstanding share of capital stock of the Purchaser will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

   Representations and Warranties. Under the Merger Agreement, Hallwood has made customary representations and warranties to Pure Resources and the Purchaser, including representations and warranties relating to Hallwood's corporate organization and power; subsidiaries; capital structure; corporate authorization and the required stockholder vote; government approvals, other consents and noncontravention; SEC filings; absence of undisclosed liabilities; accuracy of certain disclosures; absence of certain changes or events; taxes and royalties; absence of changes in benefit plans; employee and ERISA matters; litigation; compliance with laws; environmental matters; contracts; labor matters; broker's fees; the opinion of Hallwood's financial advisors; absence of conflicts of interest; accuracy of reserve information; title to property; intellectual property; prepayments and hedging; pipeline imbalances; wells; preferential rights; indemnification obligations; certain assets; and insurance.

   Some of the representations and warranties in the Merger Agreement made by Hallwood are qualified as to "materiality" or "Material Adverse Effect." A "Material Adverse Effect" as to Hallwood is defined in the Merger Agreement to mean any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on (i) the business, operations, assets, condition (financial or otherwise) or results of operations of Hallwood, (ii) the ability of Hallwood to perform its obligations under the Merger Agreement or (iii) the ability of Hallwood to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement. Effects relating to
(a) the economy in general, (b) changes in oil, gas or other hydrocarbon commodity prices or other changes affecting the oil and gas industry generally, (c) changes in the market price or trading volume of Hallwood's securities, or (d) the announcement of the transactions contemplated by the Merger Agreement are not, however, a Material Adverse Effect and are not to be considered in determining whether a Material Adverse Effect has occurred.

   In addition, the Merger Agreement contains representations and warranties of the Purchaser and Pure Resources concerning their corporate existence and power; absence of business activities by the Purchaser; corporate authorization; government approvals, other consents and noncontravention; accuracy of certain disclosures; broker's fees; financing of the Offer and the Merger; litigation; and their ownership of Shares.

   Conduct of Business of Hallwood. Under the Merger Agreement, Hallwood has agreed that, prior to the Effective Time, Hallwood will and will cause its subsidiaries to conduct its business in the usual, regular and ordinary course of business and in substantially the same manner as previously conducted and use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business will be unimpaired at the Effective Time. Hallwood also has agreed it will and will cause its subsidiaries to maintain its assets and all parts thereof in as good working order and condition as at the date of the Merger Agreement, ordinary wear and tear excepted, consistent with past practice, and to maintain in full force and effect current insurance policies or other comparable insurance coverage with respect to the assets and potential liabilities thereof. In addition, and without limiting the generality of the foregoing, except for conduct otherwise expressly permitted by the Merger Agreement, from the date of the Merger Agreement to the Effective Time, Hallwood has agreed that it will not and will not permit any of its subsidiaries to do any of the following without the prior written consent of Pure Resources:

      (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of its or its subsidiaries' capital stock or any of its other securities or any rights, warrants or options to acquire any such shares or other securities;

     (ii) issue, deliver, sell, grant, pledge, transfer or otherwise encumber or dispose of or subject to any lien (A) any shares of its capital stock,
  (B) any securities convertible into or exchangeable for, or any options, warrants, commitments or rights of any kind to acquire, any such shares, voting securities or convertible or exchangeable securities or (C) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Common Stock upon the exercise of stock options and warrants outstanding on the date of the Merger Agreement and in accordance with their terms as in effect on the date of the Merger Agreement;

     (iii) amend its certificate of incorporation or bylaws or the organizational documents of its subsidiaries;

     (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or all or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, company, limited liability company, joint venture, association or other business organization or division thereof or
  (B) any assets, except purchases of inventory in the ordinary course of business, that, individually or in the aggregate, are not in excess of $500,000 (considering Hallwood and its subsidiaries as a whole), or as previously disclosed to Pure Resources;

     (v) (A) grant to any of its employees, officers or directors any increase in compensation or pay any bonus, except to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in its SEC documents, (B) grant to any of its employees, officers or directors any increase in severance, change of control or termination pay, except to the extent required under any agreement in effect as of the date of its most recent audited financial statements included in its SEC documents or except as previously disclosed to Pure Resources, (C) establish, adopt, enter into or amend any benefit agreement, any collective bargaining agreement, other labor union agreement or benefit plan, or (D) take any action to accelerate any rights or benefits, take any action to fund or in any other way secure the payment of compensation or benefits under any benefit agreement or benefit plan, or make any material determinations not in the ordinary course of business, under any collective bargaining agreement, labor union agreement or benefit plan or benefit agreement;

     (vi) make any change in accounting methods, principles or practices affecting its or its subsidiaries' reported assets, liabilities or results of operations, except as required by a change in U.S. generally accepted accounting principles;

     (vii) encumber, sell, lease (as lessor), transfer, assign, license, farmout, convey or otherwise dispose of (or contract to dispose of) or subject to any lien (or contract to subject to any lien), any of the contracts, pipeline, leases, reserves, undeveloped leases, wells or other assets that, individually or in the aggregate, (and considering the actions of Hallwood and its subsidiaries as a whole), are in excess of $100,000, except (A) sales of commodity production and obsolete assets in the ordinary course of business and (B) matters previously disclosed to Pure Resources;

     (viii) (A) incur, assume or prepay any indebtedness for borrowed money or guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness or obligation of another person or issue or sell any debt securities or warrants or other rights to acquire any of its or its subsidiaries' debt securities, except for short-term borrowings incurred in the ordinary course of business, matters previously disclosed to Pure Resources and additional borrowings under its credit facility to the extent they do not cause total borrowings under the credit facility to exceed $62 million, or (B) make or forgive any loans, advances or capital contributions to, or investments in, any other person;

     (ix) make or agree to make any capital expenditure or expenditures, except those (A) that have been authorized by Hallwood as of the date of the Merger Agreement in the ordinary course of business and that have been previously disclosed to Pure Resources, (B) that are anticipated and in the ordinary course of business and have been previously disclosed to Pure Resources, or (C) that, individually or in the aggregate, are in excess of $250,000 (considering Hallwood and its subsidiaries as a whole) in any calendar quarter;

     (x) make or change any material tax election or settle or compromise any material tax liability or refund;

     (xi) (A) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of liabilities reflected or reserved against in its most recent financial statements (or the notes thereto) included in its SEC documents or incurred since the date of such financial statements in the ordinary course of business or (B) cancel any indebtedness that is material, individually or in the aggregate, to it, or waive any claims or rights of substantial value;

     (xii) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

     (xiii) make, enter into or renew, extend, amend, modify, or waive any provisions of any material contract or relinquish or waive any rights under, or agree to the termination of, any material contract, except in the ordinary course of business;

     (xiv) enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts;

     (xv) enter into any gas sales, transporting, gathering, treating or similar contracts with terms longer than 90 days;

     (xvi) permit any material insurance policy naming it as a beneficiary or a loss payable payee to lapse, be cancelled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration;

     (xvii) authorize, or commit or agree to take, any of the foregoing actions or take any action that would (y) make any of its representations or warranties in the Merger Agreement untrue or incorrect in any material respect, or (z) result in any of the conditions to the Offer or the Merger not being satisfied.

     (xviii) fail to timely and correctly make all payments (including all delay rentals, royalties or shut-in royalties) in connection with any leases;

     (xix) fail to operate its assets as a prudent oil and gas operator in the ordinary course of business; or

     (xx) go non-consent under any joint operating, exploration or other agreement or otherwise waive or relinquish any rights under such agreements.

   No Solicitation. The Merger Agreement provides that Hallwood will not (whether directly or indirectly through advisors, agents, representatives or other intermediaries), and will use its reasonable best efforts to cause its officers, directors, advisors, representatives and other agents not to, directly or indirectly, (i) continue any discussions or negotiations, if any, with any parties, other than the Purchaser and Pure Resources, conducted before the date of the Merger Agreement with respect to any Takeover Proposal (as defined below) or which could reasonably be expected to lead to a Takeover Proposal, (ii) solicit, initiate or knowingly encourage any inquiries relating to, or the submission of, any Takeover Proposal, (iii) participate in any discussions or negotiations regarding any Takeover Proposal, or, in connection with any Takeover Proposal, furnish to any person any information or data with respect to or access to the properties of Hallwood, or take any other action to facilitate the making of any proposal that constitutes or may reasonably be expected to lead to any Takeover Proposal, or (iv) enter into any agreement with respect to any Takeover Proposal. Nothing contained in the Merger Agreement will prohibit Hallwood or the Hallwood Board from (i) taking and disclosing to Hallwood's stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or (ii) furnishing information, including, without limitation, nonpublic information to, or entering into negotiations with any person that has indicated its willingness to make an unsolicited bona fide Takeover Proposal, if, and only to the

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

extent that, (A) the Hallwood Board determines in good faith, after consultation with its outside legal counsel and its independent financial advisors, that such Takeover Proposal constitutes or may reasonably be expected to lead to a Superior Proposal (as defined below), (B) Hallwood's Board after consultation with outside legal counsel, determines in good faith that such action is required for Hallwood's Board to comply with its fiduciary duties to stockholders imposed by applicable law, (C) contemporaneously with furnishing such information to, or entering into discussions or negotiations with, such person, Hallwood provides written notice to Pure Resources to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person and (D) Hallwood uses all reasonable efforts to keep Pure Resources informed in all material respects of the status and terms of any such negotiations or discussions (including without limitation the identity of the person with whom such negotiations or discussions are being held) and provides Pure Resources copies of such written proposals and any amendments or revisions thereto or correspondence related thereto.

   A "Takeover Proposal" means any inquiry, proposal or offer (other than by Pure Resources, the Purchaser or any of their affiliates) for (i) a merger, consolidation, share exchange, dissolution, recapitalization, liquidation or other business combination involving Hallwood, (ii) the acquisition by any person in any manner, directly or indirectly, of a number of shares of any class of equity securities of Hallwood equal to or greater than 15% of the number of such shares outstanding before such acquisition or (iii) the acquisition by any person in any manner, directly or indirectly, of assets that generate or constitute a substantial part of the net revenues, net income or assets of Hallwood, in each case other than the transactions contemplated by the Merger Agreement.

   A "Superior Proposal" means any bona fide written Takeover Proposal made by a third party (other than by the Purchaser or Pure Resources or any of their affiliates) to acquire directly or indirectly (i) all the equity securities or
(ii) the assets of Hallwood substantially as an entirety, which the Hallwood Board determines in good faith (after consultation with its independent financial advisors and outside legal counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making such proposal, (x) would, if consummated, be more favorable, from a financial point of view, to the holders of Common Stock or Preferred Stock than the transactions contemplated by the Merger Agreement, (y) is made by a third party that has the good faith intent to proceed with negotiations and has the financial and other capability to consummate and (z) is reasonably likely to be consummated without undue delay.

   Access to Information. The Merger Agreement provides that Hallwood will afford to Pure Resources and its representatives access during reasonable business hours to (i) all of Hallwood's properties, records and other information and business documents, (ii) by appointment, Hallwood's independent reserve engineers and accountants and (iii) with the prior consent of Hallwood (which consent shall not be unreasonably withheld or delayed), the premises of Hallwood for the purpose of inspecting its books and records. The Merger Agreement also provides that Pure Resources will have the full cooperation of Hallwood in confirming the nature of the relationships between Hallwood and its customers, working interest owners, contractors and suppliers, including whether or not such relationships are satisfactory and whether or not such relationships are expected to continue after the Merger. Hallwood has the right to have a representative present at all times of any such inspections, interviews and communications conducted by Pure Resources or its representatives. The Merger Agreement further provides that all such information exchanged will be subject to the Confidentiality Agreement dated December 14, 2000 between Hallwood and Pure Resources (the "Confidentiality Agreement").

   Reasonable Best Efforts; Notification of Certain Matters. The Merger Agreement provides that each of Hallwood, the Purchaser and Pure Resources will use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement. Nothing in the Merger Agreement will require Pure Resources to waive any rights or agree to any limitation on its operations or to dispose of any asset or collection of assets of Hallwood, Pure Resources or any of their respective subsidiaries or affiliates.

   The Merger Agreement provides that Hallwood will give prompt notice to Pure Resources, and Pure Resources or the Purchaser will give prompt notice to Hallwood, of (i) any representation or warranty made by it contained in the Merger Agreement becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement, (iii) any notice or other communication it receives from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the Merger Agreement, (iv) any notice or other communication it receives from any governmental entity in connection with such transactions and (v) certain litigation commenced or threatened against it after the date of the Merger Agreement.

   Stock Options, Warrants and Incentive Plans. Under the Merger Agreement, Hallwood will take all actions necessary to cause each holder of stock options (the "Stock Options") granted under Hallwood's 1999 Long-Term Incentive Plan (the "Stock Plan") to agree, to the extent required, no later than immediately prior to the Purchaser's acceptance of Shares pursuant to the Offer, that each Stock Option outstanding at the Effective Time will be canceled automatically at the Effective Time and shall thereafter represent only the right to receive from Hallwood an amount of cash in respect of such Stock Option equal to the product of (A) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per Share subject to such Stock Option and (B) the number of shares of Common Stock subject to such Stock Option immediately prior to its cancellation. Such consents from the executive officers of Hallwood will include, and Hallwood has agreed to use its reasonable best efforts to include in such consents from all other employees, an agreement by each holder of Stock Options that, subject to the Purchaser's acceptance for payment of Shares pursuant to the Offer, such holder shall not exercise any of such holder's Stock Options; provided that such agreement shall terminate if the Merger Agreement is terminated or the Effective Time has not occurred by September 30, 2001 and Pure Resources and Purchaser shall be considered third party beneficiaries of such agreements.

   Under the Merger Agreement, the Hallwood Board (or, if appropriate, any committee administering the Stock Plan) will take or cause to be taken such actions as are required to cause (i) the Stock Plan to terminate as of the Effective Time and (ii) the provisions in any other benefit plan of Hallwood providing for the issuance, transfer or grant of any capital stock of Hallwood or any interest in respect of any capital stock of Hallwood to be deleted as of the Effective Time. Hallwood has agreed to ensure that, following the Effective Time, no holder of a Stock Option or any participant in the Stock Plan or other Hallwood incentive plan will have any right thereunder to acquire any capital stock of Hallwood or the Surviving Corporation.

   At the Effective Time, each warrant to purchase shares of Common Stock, that is then outstanding and exercisable (each a "Warrant") shall automatically represent only the right to receive cash in an amount equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price of such Warrant and (B) the number of shares of Common Stock previously subject to such Warrant immediately prior to its cancellation.

   Public Announcements. The Merger Agreement provides that the Purchaser and Pure Resources, on the one hand, and Hallwood, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement and will not issue any such press release or make any such public statement prior to such consultation, except after reasonable attempts to provide notice have been undertaken and such release or statement is required by applicable law.

   Indemnification; Directors' and Officers' Insurance. The Merger Agreement provides that, after the Effective Time, Pure Resources will indemnify each person who is now, or has been at any time prior to the date of the Merger Agreement, a director or officer of Hallwood or a trustee or administrator of one of Hallwood's benefit plans, to the fullest extent that applicable law would permit the Surviving Corporation to so indemnify (assuming the Surviving Corporation's charter and bylaws are identical to that currently contained in Hallwood's charter and bylaws), with respect to any liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise with the approval of the Surviving Corporation (which approval shall not be unreasonably withheld or delayed), cost or expense (including reasonable fees and expenses of legal counsel) incurred in connection with any threatened or actual action, suit or proceeding based on, or arising out of, the fact that such person is or was a director or officer of Hallwood or a trustee or administrator of one of Hallwood's benefit plans, in each case, to the full extent that the Surviving Corporation is permitted under applicable law to so indemnify (assuming the indemnification provisions in the Surviving Corporation's charter and bylaws are identical to that provided in Hallwood's charter and bylaws); provided however, that Pure Resources shall in no event be required to provide indemnification exceeding in the aggregate $150 million. Such indemnification rights will continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any indemnified liabilities asserted or made within that six-year period will continue until the disposition of those indemnified liabilities.

   For a period of six years after the Effective Time, Pure Resources has agreed it will cause to be maintained in effect policies of directors' and officers' insurance and fiduciary liability insurance, for the benefit of those persons who are covered by Hallwood's directors' and officers' liability insurance and fiduciary liability insurance at the date of the Merger Agreement, providing coverage with respect to matters occurring prior to the Effective Time that is at least equal to the coverage provided under Hallwood's current directors' and officers' liability insurance and fiduciary liability insurance policies, to the extent that such liability insurance can be obtained for a cost of not more than $400,000; provided, however, that if such insurance cannot be so obtained at or below such cost, Pure Resources shall maintain as much of such insurance as can be so obtained at a cost of $400,000 for such insurance.

   Conditions to the Merger. The Merger Agreement provides that the respective obligation of each party to effect the Merger is subject to the satisfaction or waiver, on or prior to the closing date of the Merger, of the following conditions: (i) if required by the DGCL, the adoption of the Merger Agreement by the stockholders of Hallwood; (ii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; (iii) no statute, code or regulation shall have been enacted or promulgated by any governmental entity that prohibits consummation of the Merger; and (iv) the Purchaser shall have previously accepted for payment and paid for Shares pursuant to the Offer. Such conditions to the Merger are different from the conditions to the Offer, which are described under "Conditions of the Offer" in Section 14.

   Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

     (a) by mutual written consent of Pure Resources and Hallwood; provided, however, that if Pure Resources has nominated a majority of the directors pursuant to the terms of the Merger Agreement, such consent of Hallwood may only be given if approved by the Independent Directors;

     (b) by either Pure Resources or Hallwood:

       (i) if a statute, rule or executive order has been enacted, entered or promulgated prohibiting the transactions contemplated by the Merger Agreement on the terms contemplated thereby or if any governmental entity has issued an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action has become final and nonappealable; or

       (ii) if (A) as the result of the failure of any of the conditions described under "Conditions to the Offer" in Section 14, (1) the Purchaser has failed to commence the Offer within 30 days following the date of the Merger Agreement or (2) the Offer has terminated or expired in accordance with its terms without the Purchaser having purchased any Shares pursuant to the Offer or (B) the Purchaser has not accepted for payment any Shares pursuant to the Offer prior to July 31, 2001; provided, however, that the right to terminate the Merger Agreement as described in this paragraph (b)(ii) will not be available to any party whose willful failure to fulfill any of its obligations under the Merger Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a willful breach of any representation or warranty of such party contained in the Merger Agreement;

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

      (c) by Pure Resources or the Purchaser:

       (i) if, prior to the acceptance for payment of Shares pursuant to the Offer, the Hallwood Board has withdrawn, or modified or changed in a manner adverse to the Purchaser or Pure Resources, its approval or recommendation of the Offer, the Merger Agreement or the Merger or has recommended or approved a Takeover Proposal;

       (ii) if any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than the Purchaser, Pure Resources or their affiliates or any group of which any of them is a member, has acquired beneficial ownership (as determined pursuant to Rule 13d-3 under the Exchange Act) of 50% or more of the outstanding Shares;

       (iii) if there has been a material breach by Hallwood of any provision described under "--No Solicitation" above;

       (iv) if Hallwood has (A) exempted for purposes of Section 203 of the DGCL any acquisition of Shares by any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Pure Resources, the Purchaser or their affiliates, or (B) amended (or agreed to amend) the Rights Agreement or redeemed (or agreed to redeem) the outstanding Rights thereunder for the purpose of exempting an acquisition of Shares (other than pursuant to the Merger Agreement) from the Rights Agreement and the Rights; or

       (v) if the Minimum Tender Condition shall not have been satisfied by the Expiration Date and (A) a third party shall have made or caused to be made a Takeover Proposal or (B) any "group" (as defined in Section 13(d)(3) of the Exchange Act) or person (including Hallwood or any of its affiliates), other than Pure Resources or any of its affiliates, shall have become the beneficial owner of more than 50% of the Common Stock or 50% of the Preferred Stock; provided, however, the current ownership of Shares by Hallwood's stockholders who are party to the Stockholders Agreement shall not be deemed to trigger this clause (v); or

       (vi) if, prior to the acceptance for payment of Shares pursuant to the Offer, (A) there is a breach of any representation or warranty of Hallwood in the Merger Agreement that is qualified as to materiality or Material Adverse Effect, (B) there is a breach of any representation or warranty of Hallwood in the Merger Agreement that is not so qualified, other than any such breaches which, in the aggregate, have not had or could not reasonably be expected to have a Material Adverse Effect, or
    (C) there is a material breach by Hallwood of any of its covenants or agreements contained in the Merger Agreement, which breach, in the case of clause (A), (B) or (C), either is not capable of being cured or, if it is capable of being cured, has not been cured by the earlier of (x) 10 business days following written notice to Hallwood from Pure Resources or the Purchaser of such breach and (y) the expiration of the Offer; provided, however, that neither Pure Resources nor the Purchaser may terminate the Merger Agreement pursuant to the provisions described in this paragraph (c)(vi) if Pure Resources or the Purchaser is then in material breach of any representation, warranty or covenant contained in the Merger Agreement;

     (d) by Hallwood if, prior to the acceptance for payment of Shares pursuant to the Offer, (A) the Hallwood Board, by majority vote of the entire Hallwood Board, determines in good faith, after consultation with outside financial advisors and outside legal counsel to Hallwood, that a Takeover Proposal constitutes a Superior Proposal, (B) Hallwood has complied with the provisions described under "--No Solicitation" above, (C) Hallwood, at the direction of the Hallwood Board, notifies Pure Resources in writing that it intends to enter into an agreement with respect to such Superior Proposal, which notification identifies the person making the Superior Proposal and attaches the most current version of such agreement (or an accurate description of any material terms and conditions thereof),
  (D) Pure Resources does not make, within three business days of receipt of Hallwood's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Hallwood Board determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of Hallwood as such

  Superior Proposal, it being understood that Hallwood may not enter into any such binding agreement during such three-business day period, and (E) Hallwood concurrently with such termination pursuant to the provisions described in this paragraph (d) pays to Pure Resources in immediately available funds the Termination Fee (as defined under "--Fees and Expenses" below); provided that prior to any such termination, Hallwood shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with Pure Resources to make such adjustments in the terms and conditions of the Merger Agreement as would enable Hallwood to proceed with the transactions contemplated in the Merger Agreement. Hallwood has agreed to notify Pure Resources promptly if its intention to enter into a written agreement referred to in its notification changes at any time after giving effect to such notification;

     (e) by Hallwood prior to the consummation of the Offer, if (A) there is a breach of any representation or warranty of Pure Resources or the Purchaser in the Merger Agreement that is qualified as to materiality or "Pure Resources Material Adverse Effect" (which means a material adverse effect on the ability of Pure Resources or the Purchaser to perform its obligations under the Merger Agreement or to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement),
  (B) there is a breach of any representation or warranty of Pure Resources or the Purchaser in the Merger Agreement that is not so qualified, other than any such breaches which, in the aggregate, have not had or could not reasonably be expected to have a Pure Resources Material Adverse Effect or
  (C) there is a material breach by Pure Resources or the Purchaser of any of its covenants or agreements contained in the Merger Agreement, which breach, in the case of clause (A), (B) or (C), either is not capable or being cured or, if it is capable of being cured, has not been cured by the earlier of (x) 10 business days following written notice to Pure Resources from Hallwood of such breach and (y) the expiration of the Offer; provided that Hallwood may not terminate the Merger Agreement pursuant to the provisions described in this paragraph (e) if Hallwood is then in material breach of the Merger Agreement; or

     (f) by Hallwood if (A) the Purchaser fails to commence the Offer in violation of the Merger Agreement (unless Hallwood is in material breach of the Merger Agreement), or (B) the Purchaser fails to purchase validly tendered Shares in violation of the Merger Agreement.

   The Merger Agreement provides that, in the event of termination thereof by either Hallwood, Pure Resources or the Purchaser as described above, the Merger Agreement will become void and have no effect, without any liability or obligation on the part of Pure Resources, the Purchaser or Hallwood, except that (i) certain provisions of the Merger Agreement will survive such termination, and (ii) no party will be relieved from liability for fraud or liability for the willful breach by a party of any representation, warranty or covenant set forth in the Merger Agreement, and such party will be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of any such breach.

   Fees and Expenses. Except as described in the next paragraph, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

   If the Merger Agreement is terminated by (i) Hallwood pursuant to the provisions described in paragraph (d) under "--Termination" above or (ii) by Pure Resources or the Purchaser pursuant to the provisions described in clauses (c)(i), (iii) or (iv) or (v) under "--Termination" above, then Hallwood will promptly, but in no event later than the date of such event, pay to Pure Resources a fee equal to $5 million (the "Termination Fee"), payable by wire transfer of same day funds, which shall be deemed to be sole and exclusive liquidated damages for such termination. In addition, if: (A)(x) the Merger Agreement is terminated by Hallwood pursuant to the provisions described in clause (b)(ii) under "--Termination" above or by Pure Resources or the Purchaser pursuant to the provisions described under clause (c)(vi) above (where the breach by Hallwood is willful), (y) prior to such termination a Takeover Proposal has been publicly announced, disclosed or communicated and
(z) on the date of such termination, neither Pure Resources nor the Purchaser is in material breach of the Merger Agreement and the Minimum Tender Condition has not been satisfied and (B) within twelve months after such termination as described in clause (A), (1) Hallwood consummates or enters into an agreement with respect to

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

any Takeover Proposal or (2) any "group" (as defined in Section 13(d)(3) of the Exchange Act) or person (including Hallwood or any of its affiliates), other than Pure Resources or any of its affiliates, shall have become the beneficial owner of more than 50% of the Common Stock or 50% of the Preferred Stock; provided, however, the current ownership of Shares by Hallwood's stockholders who are party to the Stockholders Agreement shall not be deemed to trigger this clause (2), then Hallwood shall pay the Termination Fee concurrently with the earlier of entering into any such agreement or consummating such transaction.

   Amendment. Subject to the provisions described above under "--Composition of the Hallwood Board Following Consummation of the Offer" regarding approval by the Independent Directors, the Merger Agreement may be amended, supplemented or modified by written agreement among the parties at any time before or after adoption of the Merger Agreement by the stockholders of Hallwood; provided, however, that after such adoption, no amendment, supplement or modification may be made that by law requires further approval by the stockholders of Hallwood without the further approval of such stockholders.

   Stockholders Agreement. The following is a summary of certain provisions of the Stockholders Agreement entered into between Pure Resources, the Purchaser and the Significant Stockholders, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO. The summary is qualified in its entirety by reference to the Stockholders Agreement, which is incorporated by reference herein.

   Under the Stockholders Agreement, the Significant Stockholders, who own in the aggregate 1,458,165 shares of Common Stock and 2,972 shares of Preferred Stock, or approximately 14.63% of the outstanding Common Stock (with shares of Common Stock issuable upon the exercise of outstanding warrants being deemed outstanding for this purpose) and 0.13% of the Preferred Stock, have agreed to grant an irrevocable proxy to Pure Resources to vote their Shares (i) in favor of the Merger, and the approval of the terms of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement and the Stockholders Agreement and any actions required in furtherance thereof, (ii) against any action, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Hallwood under the Merger Agreement, and (iii) against (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Hallwood or any of its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of Hallwood or any of its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of Hallwood or any of its subsidiaries; (C) any Takeover Proposal; and (D) (1) any change in a majority of the persons who constitute the board of directors of Hallwood (other than a change proposed by Pure Resources); (2) any change in the present capitalization of Hallwood or any amendment of Hallwood's Certificate of Incorporation or bylaws; (3) any other material change in Hallwood's corporate structure or business; or (4) any other action involving Hallwood or any of its subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by the Stockholders Agreement and the Merger Agreement.

   The Significant Stockholders have also agreed pursuant to the Stockholders Agreement to tender their Shares in the Offer and not withdraw such Shares unless the Offer is terminated.

   Subject to the fiduciary obligations of those Significant Stockholders who are also officers or directors of Hallwood, the Significant Stockholders have also agreed in the Stockholders Agreement that they will not, in their capacity as stockholders of Hallwood, directly or indirectly, (i) continue any discussions or negotiations, if any, with any parties other than Pure Resources, and Purchaser, conducted heretofore with respect to any Takeover Proposal or which would reasonably be expected to lead to a Takeover Proposal,
(ii) solicit, initiate or knowingly encourage any inquiries relating to, or the submission of, any Takeover Proposal, (iii) participate in any discussions or negotiations regarding any Takeover Proposal, or, in connection with any Takeover Proposal, furnish to any person any information or data with respect to or access to the properties of Hallwood, or take any other action to facilitate the making of any proposal that constitutes or may reasonably be expected to lead to any Takeover Proposal or (iv) enter into any agreement with respect to any Takeover Proposal.

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

   The Stockholders Agreement will terminate as to each Significant Stockholder upon the earlier of (i) the payment for all Shares beneficially owned by the Significant Stockholders pursuant to the Offer, (ii) the Effective Time of the Merger, and (iii) at the time the Merger Agreement is terminated in accordance with its terms.

   Noncompetition Agreement. The following is a summary of certain provisions of the Noncompetition Agreement entered into between Pure Resources, Hallwood and Hallwood Group, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO. The summary is qualified in its entirety by reference to the Noncompetition Agreement, which is incorporated by reference herein.

   Under the Noncompetition Agreement, Hallwood Group has agreed to refrain from taking certain actions (described below) without the prior written consent of Pure Resources and Hallwood. These covenants are made by Hallwood Group in consideration of the transactions contemplated by the Merger Agreement and the payment by Pure Resources to Hallwood Group of $7,250,000. For a period of three (3) years after the effective date of the Merger Agreement, Hallwood Group and its affiliates will not, directly or indirectly, take any of the following actions: (i) own, manage, operate, control, enable or otherwise engage or participate in, or be connected as a shareholder, director, officer, employee, partner, member, lender, guarantor, agent or advisor of, or consultant to, any entity or person that, directly or indirectly, engages or competes in certain identified oil and gas activities in the counties of Dawson, Gaines, Glasscock, Howard, Martin, Midland, Reagan and Wheeler within the State of Texas, the counties of Chaves, Eddy, Lea and San Juan within the State of New Mexico, and the county of La Plata within the State of Colorado; and (ii) compete with Hallwood or its affiliates for any acquisition, prospect or project that Hallwood or any of its affiliates has pursued since March 29, 1998 (other than any acquisition, prospect or project pertaining to properties sold by Hallwood or any of its affiliates since March 29, 1998). Such "pursuit" may be evidenced by the occurrence of any of the following since March 29, 1998 (i) an expenditure of funds on a project by Hallwood or any of its affiliates, (ii) a recommendation by the personnel of Hallwood or any of its affiliates for an expenditure of funds on a project (other than nominal expenditures), or (iii) the inclusion of a project or proposal in the capital expenditure budget of Hallwood or any of its affiliates.

   Hallwood Group has also agreed to keep Hallwood's confidential and proprietary information strictly confidential.

   For six (6) months after any payment is made for any shares of Hallwood stock pursuant to the offer, neither Hallwood Group nor any of its affiliates will, directly or indirectly, hire any person who is presently an employee of Hallwood or any existing or future affiliate of Hallwood (whether or not he or she remains an affiliate of Hallwood), unless such employee has been involuntarily terminated by Hallwood.

   Top-Up Option Agreement. The following is a summary of certain provisions of the Top-Up Option Agreement entered into between Hallwood and the Purchaser, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO. The summary is qualified in its entirety by reference to the Top-Up Option Agreement, which is incorporated by reference herein.

   Under the Top-Up Option Agreement, Hallwood granted to the Purchaser (i) an irrevocable option (the "Common Top-Up Stock Option") to purchase that number of shares of Common Stock (the "Common Top-Up Option Shares") equal to the number of shares of Common Stock that, when added to the number of shares of Common Stock owned by the Purchaser and Pure Resources immediately following consummation of the Offer, will constitute ninety percent (90%) of the shares of Common Stock then outstanding (assuming the issuance of the Common Top-Up Option Shares) and (ii) an irrevocable option (the "Preferred Top-Up Stock Option") to purchase that number of shares of Preferred Stock (the "Preferred Top-Up Option Shares") equal to the number of shares of Preferred Stock that, when added to the number of shares of Preferred Stock owned by the Purchaser and Pure Resources immediately following consummation of the Offer, will constitute ninety percent (90%) of the shares of Preferred Stock then outstanding (assuming the issuance of the Preferred Top-Up Option Shares). Both the Common Top-Up Stock Option and the Preferred Top-Up Stock Option are exercisable at a purchase price per share equal to the Merger Consideration. However, neither the Common Top-Up Stock Option nor the Preferred Top-Up Stock Option will be exercisable if the number of Shares subject thereto exceeds the number of authorized Shares of such class available for issuance.

   Subject to the terms and conditions of the Top-Up Option Agreement, the Common Top-Up Stock Option may be exercised by the Purchaser, at its election, in whole, but not in part, at any one time after the occurrence of a Common Top-Up Exercise Event (as defined below) and prior to the Common Top-Up Termination Date (as defined below). A "Common Top-Up Exercise Event" shall occur for purposes of the Top-Up Option Agreement upon the Purchaser's payment pursuant to the Offer of Common Stock constituting, together with Common Stock owned directly or indirectly by Pure Resources or Purchaser, more than seventy-five percent (75%) but less than ninety percent (90%) of the Common Stock then outstanding. The "Common Top-Up Termination Date" shall occur for purposes of the Top-Up Option Agreement upon the earliest to occur of: (i) the Effective Time; (ii) the date that is twenty-five business days after the occurrence of a Common Top-Up Exercise Event, and (iii) the termination of the Merger Agreement.

   Subject to the terms and conditions of the Top-Up Option Agreement, the Preferred Top-Up Stock Option may be exercised by the Purchaser, at its election, in whole, but not in part, at any one time after the occurrence of a Preferred Top-Up Exercise Event (as defined below) and prior to the Preferred Top-Up Termination Date (as defined below). A "Preferred Top-Up Exercise Event" shall occur for purposes of the Top-Up Option Agreement upon the Purchaser's payment pursuant to the Offer of Preferred Stock constituting, together with Preferred Stock owned directly or indirectly by Pure Resources or Purchaser, more than seventy-five percent (75%) but less than ninety percent (90%) of the Preferred Stock then outstanding. The "Preferred Top-Up Termination Date" shall occur for purposes of the Top-Up Option Agreement upon the earliest to occur of: (i) the Effective Time; (ii) the date that is twenty-five business days after the occurrence of a Preferred Top-Up Exercise Event and (iii) the termination of the Merger Agreement.

   The obligation of Hallwood to issue and deliver shares of Common Stock or Preferred Stock pursuant to the Top-Up Option Agreement is subject to certain customary conditions, including the condition that delivery of the Common Top-Up Option Shares or the Preferred Top-Up Option Shares, as applicable, would not violate, or otherwise cause a violation of the rule of the Nasdaq Stock Market set forth in Section 4350(i)1(D) of the NASD Manual.

   The Confidentiality Agreement. Pursuant to the Confidentiality Agreement, Pure Resources agreed to keep confidential certain information provided to it by Hallwood or its representatives. The Confidentiality Agreement also contains customary standstill provisions. See "--Access to Information" above.

Plans For Hallwood

   As described above under "--The Merger Agreement--Composition of the Hallwood Board Following Consummation of the Offer," if the Purchaser purchases Shares pursuant to the Offer, the Merger Agreement provides that the Purchaser will be entitled to designate representatives to serve on the Hallwood Board in proportion to the Purchaser's ownership of Shares following such purchase; provided, however, that, until the Effective Time, there must be at least two Independent Directors. Promptly upon the consummation of the Offer, the Purchaser currently intends to seek maximum representation on the Hallwood Board permitted by the Merger Agreement. The Purchaser expects that its representation on the Hallwood Board would permit the Purchaser to exert substantial influence over Hallwood's conduct of its business and operations. As a result of the Merger, the directors of the Purchaser immediately prior to the Effective Time will become the directors of Hallwood, as the Surviving Corporation. See "--The Merger Agreement--The Merger."

   The Purchaser and Pure Resources expect that, initially following the Merger, the business and operations of Hallwood will, except as described in this Offer to Purchase, be continued substantially as they are currently being conducted. Pure Resources has not made any decisions with respect to the composition of Hallwood's management team following the consummation of the Offer and the Merger. However, Pure Resources expects that some of Hallwood's executive officers will exercise their rights to terminate their employment and collect severance and noncompetition payments from Hallwood following the change of control that will result from the consummation of the Offer, in each case in accordance with the provisions of their existing separation agreements. Pure Resources will continue to evaluate the business and operations of

Hallwood during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Pure Resources intends to seek additional information about Hallwood during this period. Thereafter, Pure Resources intends to review such information as part of a comprehensive review of Hallwood's business, assets, operations, capitalization, dividend policy, management and personnel, with a view to optimizing development of Hallwood's potential in conjunction with Pure Resources' current and future business.

   Except as described above or elsewhere in this Offer to Purchase, the Purchaser and Pure Resources have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Hallwood (such as a merger, reorganization or liquidation) (ii) any purchase, sale or transfer of a material amount of assets of Hallwood, (iii) any change in the Hallwood Board or management of Hallwood, (iv) any material change in Hallwood's indebtedness, capitalization or dividend policy, (v) any other material change in Hallwood's corporate structure or business, (vi) a class of securities of Hallwood being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association, (vii) a class of equity securities of Hallwood becoming eligible for termination of registration under
Section 12(g) of the Exchange Act, (viii) the acquisition or disposition of securities of Hallwood or (ix) changes in Hallwood's charter or bylaws.

Appraisal Rights

   Holders of Shares do not have dissenters' rights as a result of the Offer. However, in connection with the Merger, stockholders of Hallwood may have the right to dissent and demand appraisal of their Shares under Section 262 of the DGCL ("Section 262"). Under Section 262, dissenting stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Shares could be based on considerations other than or in addition to the price per Share paid in the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger. Moreover, the Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer or the Merger.

   The foregoing summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262. Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of those rights.

13. Dividends and Distributions

   As discussed in Section 12, the Merger Agreement provides that Hallwood shall not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Pure Resources, declare, set aside, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) with respect to any of its capital stock. However, the $0.25 per share dividend payable May 15, 2001 to holders of record of Preferred Stock on March 31, 2001 will be paid to eligible holders of Preferred Stock regardless of whether such holders tender their Shares in the Offer.

14. Conditions to the Offer

   Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for, and may postpone the acceptance for payment of and payment for, Shares tendered, and, except as set forth in the Merger Agreement, terminate the Offer as to any Shares not then paid for if the Minimum Tender Condition has not been satisfied. Furthermore, notwithstanding any other provision of the Offer or the Merger Agreement, the Purchaser will not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, with the consent of Hallwood or if, at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists:

     (a) there is pending any suit, action or proceeding by any governmental entity, or any suit, action or proceeding that has a reasonable likelihood of success by any other person (i) seeking to restrain, prohibit or make illegal or materially more costly the making or consummation of the Offer or the Merger or any other transaction contemplated by the Merger Agreement, (ii) seeking to prohibit or limit the ownership or operation by Hallwood, Pure Resources or any of their respective subsidiaries of any material portion of the business or assets of Hallwood, Pure Resources or any of their respective subsidiaries or affiliates, or to compel Hallwood, Pure Resources or any of their respective subsidiaries or affiliates to dispose of or hold separate any material portion of the business or assets of Hallwood, Pure Resources or any of their respective subsidiaries or affiliates, as a result of the Offer, the Merger or any other transaction contemplated by the Merger Agreement, (iii) seeking to impose limitations on the ability of Pure Resources or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares, including the right to vote the Common Stock purchased by it on all matters properly presented to the stockholders of Hallwood, (iv) seeking to prohibit Pure Resources or any of its subsidiaries from effectively controlling in any material respect the business or operations of Hallwood or (v) that otherwise could reasonably be expected to have a Material Adverse Effect;

     (b) any statute, rule, regulation, legislation, interpretation, judgment, order or injunction is enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval is withheld with respect to, (i) Pure Resources, Hallwood or any of their respective subsidiaries or affiliates or (ii) the Offer, the Merger or any other transaction contemplated by the Merger Agreement, in either case by any governmental entity that is reasonably likely to result, directly or indirectly, in any of the consequences described in paragraph
  (a) above;

     (c) (i) it has been publicly disclosed or Pure Resources has otherwise learned that beneficial ownership (determined for this purpose as set forth in Rule 13d-3 under the Exchange Act) of more than 50% of the outstanding Shares has been acquired by another person or (ii) the Hallwood Board or any committee thereof has (A) withdrawn or modified the approval or recommendation of the Hallwood Board of the Offer (including by amendment of the Schedule 14D-9) in a manner adverse to Pure Resources or the Purchaser, (B) approved or recommended to the stockholders of Hallwood a Takeover Proposal or announced its intention to enter into an agreement with respect to a Takeover Proposal, (C) approved or recommended that the stockholders of Hallwood tender their Shares into any tender offer or exchange offer that is a Takeover Proposal or is related thereto or (D) resolved to do any of the foregoing;

     (d) (i) there shall be a breach of any representation or warranty of Hallwood in the Merger Agreement that is qualified as to "materiality" or "Material Adverse Effect" or (ii) there shall be a breach of any representation or warranty of Hallwood in the Merger Agreement without giving effect to any such qualification, other than any such breaches which, in the aggregate, have not had or could not reasonably be expected to have a Material Adverse Effect, any of which breach in clauses (i) or
  (ii) either is not capable of being cured or, if it is capable of being cured, has not been cured by the earlier of (x) 10 business days following written notice to Hallwood from Pure Resources or Purchaser of such breach and (y) the expiration of the Offer;

     (e) there has occurred any changes, conditions, events or developments that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

     (f) Hallwood has breached in any material respect any of its material agreements or covenants under the Merger Agreement;

     (g) the Merger Agreement has been terminated in accordance with its terms;

     (h) without limiting the generality or the effect of any of the foregoing conditions, the value of Hallwood or its assets shall be $10 million or more less than such value would have been (i) if all the representations and warranties of Hallwood in the Merger Agreement had been true and correct without regard to any qualification as to "materiality" or "Material Adverse Effect" or (ii) there had not been an event, circumstance, condition, development or occurrence causing, resulting in or having an effect on such value; provided, however, that effects relating to
  (A) the economy in general, (B) changes in oil, gas or other hydrocarbon commodity prices or other changes affecting the oil and gas industry generally, (C) changes in the market price or trading volume of Hallwood's securities, and (D) the announcement of the transactions contemplated hereby, shall not be deemed to affect the value of Hallwood or its assets for purposes of this subsection (h);

     (i) Hallwood shall not have entered into consents, cancellation agreements or other arrangements in form and substance reasonably acceptable to Purchaser (each, a "Cancellation Agreement") with the holders of all Stock Options legally binding such holders to the procedures and terms set forth in the Merger Agreement, or (ii) Purchaser shall not have received photocopies of such executed Cancellation Agreements; or

     (j) all shares of Common Stock owned by Hallwood Group shall not have been validly tendered and not withdrawn;

in each case which, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Pure Resources or any of its affiliates), makes it inadvisable, in the sole and absolute discretion of Pure Resources, to proceed with such acceptance for payment or payment. For purposes of the foregoing conditions, the representations and warranties of Hallwood in the Merger Agreement were deemed to have been made at the time of such determination (except as to any representation or warranty that speaks as of a specific date, which was to have been made as of such date). The foregoing conditions are for the sole benefit of the Purchaser and Pure Resources and may be asserted by the Purchaser or Pure Resources regardless of the circumstances giving rise to such condition or may be waived by the Purchaser and Pure Resources in whole or in part at any time and from time to time in their sole discretion; provided, however, that the Minimum Tender Condition may not be waived. The failure by Pure Resources, the Purchaser or any other affiliate of Pure Resources at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by Pure Resources with respect to the foregoing conditions will be final and binding on the parties.

15. Certain Legal Matters

   Except as described in this Section 15, based on a review of publicly available filings made by Hallwood with the SEC and other publicly available information concerning Hallwood and discussions of representatives of Pure Resources with representatives of Hallwood, none of the Purchaser, Pure Resources or Hallwood is aware of any license or regulatory permit that appears to be material to the business of Hallwood and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of Hallwood's subsidiaries) as contemplated herein or of any approval or other action by any governmental entity that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser and Pure Resources currently contemplate that such approval or other action will be sought, except as described below under "--State Takeover Laws." While (except as otherwise expressly described in this Section 15) the Purchaser does not currently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Hallwood's business or that certain parts of Hallwood's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14--"Conditions to the Offer" for a description of certain conditions to the Offer.

   State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

   Section 203 of the DGCL, in general, prohibits a Delaware corporation such as Hallwood from engaging in a "business combination" (defined as a variety of transactions, including mergers) with an "interested stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the time that such person became an interested stockholder unless, among other things, prior to the time such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder. The Hallwood Board has approved the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement. Therefore, Section 203 of the DGCL is inapplicable to the Offer and the Merger. Based on factual information supplied by Hallwood, the Purchaser does not believe that any other state takeover statutes or similar laws purport to apply to the Offer or the Merger. Neither the Purchaser nor Pure Resources has currently complied with any other state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. See
Section 14--"Conditions to the Offer."

16. Fees and Expenses

   The Purchaser and Pure Resources have retained Georgeson Shareholder Communications to act as the Information Agent and First Union National Bank to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the U.S. federal securities laws.

   None of the Purchaser, Pure Resources, Union Oil or Unocal will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser on request for customary mailing and handling expenses incurred by them in forwarding material to their clients.

17. Miscellaneous

   The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Pure Resources is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Pure Resources becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. No person has been authorized to give any information or to make any representation on behalf of the Purchaser or Pure Resources not contained herein or in the letter of transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

   The Purchaser, Pure Resources, Union Oil and Unocal have filed with the SEC the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Hallwood has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 8 (except that such material will not be available at the regional offices of the SEC).

April 10, 2001

                                  SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
          PURE RESOURCES, THE PURCHASER, TITAN, UNION OIL AND UNOCAL

   DIRECTORS AND EXECUTIVE OFFICERS OF PURE RESOURCES. The following table sets forth the name, business address and present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each Director and Executive Officer of Pure Resources. Unless otherwise indicated, each such person is a citizen of the United States, and each occupation set forth opposite an individual's name refers to employment with Pure Resources. Neither Pure Resources nor any of the individuals listed below has been convicted in a criminal proceeding in the past five years. In addition, neither Pure Resources nor any of the individuals listed below was a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors of Pure Resources

                                   Individual Principal Occupation or Employment
 Name and Business Address Position                (Present/Past)
 ------------------------- -----------------------------------------------------

Jack D. Hightower        President, Chief        Mr. Hightower has served as
Pure Resources, Inc.     Executive Officer and   President, Chief Executive
500 West Illinois        Chairman of the Board,  Officer and Chairman of the
Midland, TX 79701        Pure Resources          Board of Directors of Pure
                                                 Resources since May 2000 and
                                                 Titan since formation of
                                                 Titan's predecessor in March
                                                 1995. During the last five
                                                 years, Mr. Hightower has also
                                                 served as Chairman of the
                                                 Board and Chief Executive
                                                 Officer of United Oil
                                                 Services, Inc., Chairman of
                                                 the Board and President of
                                                 Amber Energy, Inc., Chairman
                                                 of the Board, Chief Executive
                                                 Officer and President of
                                                 Enertex, Inc., President of
                                                 JDHD, Inc., President of
                                                 Haley Properties, Inc.,
                                                 President of Hightower Ranch,
                                                 Inc. and President of 550
                                                 Texas, Inc. From 1990 until
                                                 February 2001, Mr. Hightower
                                                 served on the Board of
                                                 Directors or as an advisory
                                                 director of Chase Bank of
                                                 Texas, N.A., Midland.

George G. Staley         Executive Vice          Mr. Staley has served as
Pure Resources, Inc.     President--Exploration  Executive Vice President,
500 West Illinois        and Director, Pure      Exploration and Director of
Midland, TX 79701        Resources               Pure Resources since May 2000
                                                 and of Titan since its
                                                 formation. From 1975 until
                                                 1995, Mr. Staley served as
                                                 President and Chief Executive
                                                 Officer of Staley Gas Co.,
                                                 Inc. and Staley Operating
                                                 Co., which are oil and gas
                                                 exploration and operating
                                                 companies.

                                   Individual Principal Occupation or Employment
 Name and Business Address Position                (Present/Past)
 ------------------------- -----------------------------------------------------

Darrell D. Chessum       Director, Pure          Mr. Chessum has served as a
Unocal Corporation       Resources               director of Pure Resources
2141 Rosecrans Avenue                            since its inception. Mr.
Suite 4000                                       Chessum has served as
El Segundo, CA 90245                             Treasurer of Unocal since
                                                 1990.

Keith A. Covington       Director, Pure          Mr. Covington has served as a
Davis Companies          Resources               director of Pure Resources
2121 Avenue of the Stars                         since May 2000. Mr.
Suite 2800                                       Covington, since 1991, has
Los Angeles, CA 90067                            served as Vice President of
                                                 Davis Companies, a privately
                                                 held family company in Los
                                                 Angeles with responsibility
                                                 for real estate and venture
                                                 capital investments. Mr.
                                                 Covington served as a project
                                                 analyst of Janss Corporation,
                                                 a real estate developer in
                                                 Santa Monica, California from
                                                 September 1989 to December
                                                 1990. He served as a
                                                 Financial Analyst--Corporate
                                                 Finance of PaineWebber Group
                                                 Inc., an investment banking,
                                                 securities and commodities
                                                 firm, from August 1985
                                                 through June 1987.

Graydon H. Laughbaum,    Director, Pure          Mr. Laughbaum has served as a
Jr.                      Resources               director of Pure Resources
12006 Chatman Lane                               since May 2000. Mr. Laughbaum
Houston, TX 77024                                has served as an advisor to
                                                 Unocal on global energy
                                                 issues since July 1, 1999.
                                                 From August 1, 1997 until
                                                 January 1, 1999, Mr.
                                                 Laughbaum was Senior Vice
                                                 President of New Ventures for
                                                 Unocal. Prior to his
                                                 appointment as Senior Vice
                                                 President, he served as
                                                 Corporate Vice President of
                                                 Worldwide Exploration, Vice
                                                 President for New Ventures in
                                                 East Asia and Latin America
                                                 and Vice President of
                                                 Operations in the Energy
                                                 Resources Division of Unocal
                                                 from 1993 to 1997. From 1968
                                                 to 1993, he served in several
                                                 management positions with
                                                 Unocal. Mr. Laughbaum joined
                                                 Union Oil Company of
                                                 California as a Geological
                                                 Engineer in 1964.

Timothy H. Ling          Director, Pure          Mr. Ling has been President
Unocal Corporation       Resources               and Chief Operating Officer
2141 Rosecrans Avenue                            of Unocal since January 1,
Suite 4000                                       2001. He was Executive Vice
El Segundo, CA 90245                             President, North American
                                                 Energy Operations from March
                                                 1999 through December 2000
                                                 and Chief Financial Officer
                                                 from October 1997 to May
                                                 2000. He was a partner of
                                                 McKinsey and Company
                                                 (McKinsey) from 1994 to
                                                 October 1997.

                                   Individual Principal Occupation or Employment
 Name and Business Address Position                (Present/Past)
 ------------------------- -----------------------------------------------------

H D Maxwell              Director, Pure          Mr. Maxwell has served as a
115 Sunset Point         Resources               director of Pure Resources
Kerrville, TX                                    since May 2000. Prior to
78028-1742                                       retiring in 1993, he served
                                                 as Chairman of Union Oil
                                                 Company of Great Britain from
                                                 1992. Prior to 1992, he
                                                 served in several management
                                                 positions with Unocal. From
                                                 1988 to 1992, Mr. Maxwell was
                                                 the President of Union Oil's
                                                 North American Oil and Gas
                                                 Division. He served as Vice
                                                 President of Union Oil's
                                                 Western Region from 1987 to
                                                 1988 and as Vice President of
                                                 the Central Region from 1985
                                                 to 1987. He served as Vice
                                                 President of the MEA Region
                                                 from 1983 to 1985. During the
                                                 period from 1976 to 1983, he
                                                 was the President and
                                                 Managing Director of Union
                                                 Oil Company of Great Britain.
                                                 Mr. Maxwell joined Union Oil
                                                 in 1960 as a Reservoir
                                                 Engineer.

Herbert C. Williamson,   Director, Pure          Mr. Williamson has served as
III.                     Resources               a director of Pure Resources
1010 Ridge Point Drive                           since May 2000 and of Titan
Kerrville, TX                                    since August 1999. Mr.
78028-9222                                       Williamson, since April 1999
                                                 to the present, has served as
                                                 chief financial officer and
                                                 since August 1998 to present
                                                 as director of Merlon
                                                 Petroleum Company, a private
                                                 oil and gas company involved
                                                 in exploration and production
                                                 in Egypt. Mr. Williamson
                                                 served as Executive Vice
                                                 President, Chief Financial
                                                 Officer and director of Seven
                                                 Seas Petroleum, Inc., a
                                                 publicly traded oil and gas
                                                 exploration company, from
                                                 September 1997 to April 1999.
                                                 From 1995 through September
                                                 1997, he served as Director
                                                 in the Investment Banking
                                                 Department of Credit Suisse
                                                 First Boston. Mr. Williamson
                                                 served as Vice Chairman and
                                                 Executive Vice President of
                                                 Parker and Parsley Petroleum
                                                 Company, a publicly traded
                                                 oil and gas exploration
                                                 company (now Pioneer Natural
                                                 Resources Company) from 1985
                                                 through 1995.

Executive Officers of Pure Resources

   In addition to the directors listed above that are also executive officers of Pure Resources, the following are executive officers of Pure Resources, all of whom have been employed by Pure Resources or its subsidiaries in executive or senior management roles for more than five years, unless otherwise indicated.

                                   Individual Principal Occupation or Employment
 Name and Business Address Position                (Present/Past)
 ------------------------- -----------------------------------------------------

William K. White         Vice President--        Mr. White has served as Vice
Pure Resources, Inc.     Finance and Chief       President, Finance and Chief
500 West Illinois        Financial Officer,      Financial Officer of Pure
Midland, TX 79701        Pure Resources          Resources since May 2000 and
                                                 of Titan since September
                                                 1996. From 1994 to September
                                                 1996, Mr. White was Senior
                                                 Vice President of the Energy
                                                 Investment Group of Trust
                                                 Company of The West. From
                                                 1991 to 1994, Mr. White was
                                                 President of the Odessa
                                                 Associates, a private firm
                                                 engaged in the practice of
                                                 providing financial
                                                 consulting services to the
                                                 oil and gas industry.

Gary M. Dupriest         Vice President--        Mr. Dupriest has served as
Pure Resources, Inc.     Operations, Pure        Vice President, Operations of
500 West Illinois        Resources               Pure Resources since May
Midland, TX 79701                                2000. From March 1999 to May
                                                 2000 he served as Vice
                                                 President of the Permian
                                                 Basin business unit of Union
                                                 Oil Company of California.
                                                 From 1997 to February 1999,
                                                 he was the business unit's
                                                 exploitation manager. From
                                                 1994 to 1997, Mr. Dupriest
                                                 was Union Oil's South Permian
                                                 asset manager. He had been
                                                 employed by Union Oil since
                                                 1980.

Dan P. Colwell           Vice President--        Mr. Colwell has served as
Pure Resources, Inc.     Acquisitions,           Vice President, Acquisitions,
500 West Illinois        Divestitures and Land,  Divestitures and Land of Pure
Midland, TX 79701        Pure Resources          Resources since May 2000 and
                                                 of Titan since its formation.
                                                 From 1993 to 1995, Mr.
                                                 Colwell served as Vice
                                                 President of Land for
                                                 Enertex, Inc. Mr. Colwell was
                                                 employed by ARCO as Director
                                                 of Business Development from
                                                 1991 to 1993 and Area Land
                                                 Manager from 1987 to 1991.

Thomas H. Moore          Vice President--        Mr. Moore has served as Vice
Pure Resources, Inc.     Business Development,   President, Business
500 West Illinois        Pure Resources          Development of Pure Resources
Midland, TX 79701                                since May 2000 and of Titan
                                                 since its formation. From
                                                 1992 to 1995, Mr. Moore
                                                 served as Managing partner of
                                                 Magnum Energy Corporation,
                                                 L.L.C. From 1991 until 1992,
                                                 Mr. Moore served as Executive
                                                 Vice President--Exploration
                                                 and Production, Chief
                                                 Operating Officer and
                                                 Director of Clayton Williams
                                                 Energy, Inc. From 1985 to
                                                 1991, Mr. Moore served ad
                                                 President, Chief Operating
                                                 Officer and Director of
                                                 Clayton W. Williams, Jr. Inc.

                                   Individual Principal Occupation or Employment
 Name and Business Address Position                (Present/Past)
 ------------------------- -----------------------------------------------------

Rodney L. Woodard        Vice President--        Mr. Woodard has served as
Pure Resources, Inc.     Reserves and            Vice President, Reserves and
500 West Illinois        Evaluations, Pure       Evaluations of Pure Resources
Midland, TX 79701        Resources               since May 2000 and as Vice
                                                 President, Engineering for
                                                 Titan since its formation.
                                                 From 1985 to 1995, Mr.
                                                 Woodard served as Vice
                                                 President of Selma
                                                 International Investment
                                                 Limited.

John L. Benfatti         Vice President--        Mr. Benfatti has served as
Pure Resources, Inc.     Accounting and          Vice President, Accounting
500 West Illinois        Controller, Pure        and Controller of Pure
Midland, TX 79701        Resources               Resources since May 2000 and
                                                 of Titan since its formation.
                                                 From 1980 to 1995, Mr.
                                                 Benfatti served as Controller
                                                 and Treasurer of Staley Gas
                                                 Co., Inc.

Susan D. Rowland         Vice President--        Ms. Rowland has served as
Pure Resources, Inc.     Administration and      Vice President,
500 West Illinois        Corporate Secretary,    Administration and Corporate
Midland, TX 79701        Pure Resources          Secretary of Pure Resources
                                                 since May 2000 and of Titan
                                                 since its formation. From
                                                 1986 to 1996, Ms. Rowland
                                                 served as a corporate officer
                                                 and administrative manager of
                                                 a number of companies,
                                                 including Amber Energy, Inc.

Darin G. Holderness      Assistant Controller,   Mr. Holderness has served as
Pure Resources, Inc.     Pure Resources          Assistant Controller of Pure
500 West Illinois                                Resources since May 2000 and
Midland, TX 79701                                of Titan since January 1998.
                                                 From January 1996 to December
                                                 1997, Mr. Holderness served
                                                 as Manager of Financial
                                                 Reporting for Aquila Gas
                                                 Pipeline Corporation. From
                                                 May 1986 to December 1995,
                                                 Mr. Holderness served as a
                                                 senior manager and in other
                                                 staff positions with KPMG
                                                 LLP.

   DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The following table sets forth the name, business address and present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each Director and Executive Officer of the Purchaser. Unless otherwise indicated, each such person is a citizen of the United States, and each occupation set forth opposite an individual's name refers to employment with the Purchaser. Neither the Purchaser nor any of the individuals listed below has been convicted in a criminal proceeding in the past five years. In addition, neither the Purchaser nor any of the individuals listed below was a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to federal or state securities laws, or a finding of any violation of federal or state securities laws.

Director of the Purchaser

                                   Individual Principal Occupation or Employment
 Name and Business Address Position                (Present/Past)
 ------------------------- -----------------------------------------------------

Jack D. Hightower        President and           Mr. Hightower has served as
Pure Resoures, Inc.      Director, the           President, Chief Executive
500 West Illinois        Purchaser               Officer and Chairman of the
Midland, TX 79701                                Board of Directors of Pure
                                                 Resources since May 2000 and
                                                 Titan since formation of
                                                 Titan's predecessor in March
                                                 1995. During the last five
                                                 years, Mr. Hightower has also
                                                 served as Chairman of the
                                                 Board and Chief Executive
                                                 Officer of United Oil
                                                 Services, Inc., Chairman of
                                                 the Board and President of
                                                 Amber Energy, Inc., Chairman
                                                 of the Board, Chief Executive
                                                 Officer and President of
                                                 Enertex, Inc., President of
                                                 JDHD, Inc., President of
                                                 Haley Properties, Inc.,
                                                 President of Hightower Ranch,
                                                 Inc. and President of 550
                                                 Texas, Inc. From 1990 until
                                                 February 2001, Mr. Hightower
                                                 served on the Board of
                                                 Directors or as an advisory
                                                 director of Chase Bank of
                                                 Texas, N.A., Midland.

Executive Officers of the Purchaser

   In addition to the directors listed above that are also executive officers of the Purchaser, the following are executive officers of the Purchaser, all of whom have been employed by the Purchaser or its subsidiaries in executive or senior management roles for more than five years, unless otherwise indicated.


                                   Individual Principal Occupation or Employment
 Name and Business Address Position                (Present/Past)
 ------------------------- -----------------------------------------------------

William K. White         Vice President and      Mr. White has served as Vice
Pure Resources, Inc.     Assistant Secretary,    President, Finance and Chief
500 West Illinois        the Purchaser           Financial Officer of Pure
Midland, TX 79701                                Resources since May 2000 and
                                                 of Titan since September
                                                 1996. From 1994 to September
                                                 1996, Mr. White was Senior
                                                 Vice President of the Energy
                                                 Investment Group of Trust
                                                 Company of The West. From
                                                 1991 to 1994, Mr. White was
                                                 President of the Odessa
                                                 Associates, a private firm
                                                 engaged in the practice of
                                                 providing financial
                                                 consulting services to the
                                                 oil and gas industry.

                                   Individual Principal Occupation or Employment
 Name and Business Address Position                (Present/Past)
 ------------------------- -----------------------------------------------------

Susan D. Rowland         Vice President and      Ms. Rowland has served as
Pure Resources, Inc.     Secretary, the          Vice President,
500 West Illinois        Purchaser               Administration and Corporate
Midland, TX 79701                                Secretary of Pure Resources
                                                 since May 2000 and of Titan
                                                 since its formation. From
                                                 1986 to 1996, Ms. Rowland
                                                 served as a corporate officer
                                                 and administrative manager of
                                                 a number of companies,
                                                 including Amber Energy, Inc.

Dan P. Colwell           Assistant Secretary,    Mr. Colwell has served as
Pure Resources, Inc.     the Purchaser           Vice President, Acquisitions,
500 West Illinois                                Divestitures and Land of Pure
Midland, TX 79701                                Resources since May 2000 and
                                                 of Titan since its formation.
                                                 Form 1993 to 1995, Mr.
                                                 Colwell served as Vice
                                                 President of Land for
                                                 Enertex, Inc. Mr. Colwell was
                                                 employed by ARCO as Director
                                                 of Business Development from
                                                 1991 to 1993 and Area Land
                                                 Manager from 1987 to 1991.

John L. Benfatti         Assistant Secretary,    Mr. Benfatti has served as
Pure Resources, Inc.     the Purchaser           Vice President, Accounting
500 West Illionis                                and Controller of Pure
Midland, TX 79701                                Resources since May 2000 and
                                                 of Titan since its formation.
                                                 From 1980 to 1995, Mr.
                                                 Benfatti served as Controller
                                                 and Treasurer of Staley Gas
                                                 Co., Inc.

   DIRECTORS AND EXECUTIVE OFFICERS OF TITAN. The following table sets forth the name, business address and present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each Director and Executive Officer of Titan. Unless otherwise indicated, each such person is a citizen of the United States, and each occupation set forth opposite an individual's name refers to employment with Titan. Neither Titan nor any of the individuals listed below has been convicted in a criminal proceeding in the past five years. In addition, neither Titan nor any of the individuals listed below was a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors of Titan

                                   Individual Principal Occupation or Employment
 Name and Business Address Position                (Present/Past)
 ------------------------- -----------------------------------------------------

Jack D. Hightower        President and           Mr. Hightower has served as
Pure Resources, Inc.     Director, Titan         President, Chief Executive
500 West Illinois                                Officer and Chairman of the
Midland, TX 79701                                Board of Directors of Pure
                                                 Resources since May 2000 and
                                                 Titan since formation of
                                                 Titan's predecessor in March
                                                 1995. During the last five
                                                 years, Mr. Hightower has also
                                                 served as Chairman of the
                                                 Board and Chief Executive
                                                 Officer of United Oil
                                                 Services, Inc., Chairman of
                                                 the Board and President of
                                                 Amber Energy, Inc., Chairman
                                                 of the Board, Chief Executive
                                                 Officer and President of
                                                 Enertex, Inc., President of

                                   Individual Principal Occupation or Employment
 Name and Business Address Position                (Present/Past)
 ------------------------- -----------------------------------------------------

                                                 JDHD, Inc., President of
                                                 Haley Properties, Inc.,
                                                 President of Hightower Ranch,
                                                 Inc. and President of 550
                                                 Texas, Inc. From 1990 until
                                                 February 2001, Mr. Hightower
                                                 served on the Board of
                                                 Directors or as an advisory
                                                 director of Chase Bank of
                                                 Texas, N.A., Midland.

Darrell D. Chessum       Director, Titan         Mr. Chessum has served as a
Unocal Corporation                               director of Pure Resources
2141 Rosecrans Avenue                            since its inception. Mr.
El Segundo, CA 90245                             Chessum has served as
                                                 Treasurer of Unocal since
                                                 1990.

Executive Officers of Titan

   In addition to the directors listed above that are also executive officers of Titan, the following are executive officers of Purchaser, all of whom have been employed by Titan or its subsidiaries in executive or senior management roles for more than five years, unless otherwise indicated.

                                   Individual Principal Occupation or Employment
 Name and Business Address Position                (Present/Past)
 ------------------------- -----------------------------------------------------

William K. White         Vice President and      Mr. White has served as Vice
Pure Resources, Inc.     Assistant Secretary,    President, Finance and Chief
500 West Illinois        Titan                   Financial Officer of Pure
Midland, TX 79701                                Resources since May 2000 and
                                                 of Titan since September
                                                 1996. From 1994 to September
                                                 1996, Mr. White was Senior
                                                 Vice President of the Energy
                                                 Investment Group of Trust
                                                 Company of The West. From
                                                 1991 to 1994, Mr. White was
                                                 President of the Odessa
                                                 Associates, a private firm
                                                 engaged in the practice of
                                                 providing financial
                                                 consulting services to the
                                                 oil and gas industry.

Susan D. Rowland         Vice President and      Ms. Rowland has served as
Pure Resources, Inc.     Secretary, Titan        Vice President,
500 West Illinois                                Administration and Corporate
Midland, TX 79701                                Secretary of Pure Resources
                                                 since May 2000 and of Titan
                                                 since its formation. From
                                                 1986 to 1996, Ms. Rowland
                                                 served as a corporate officer
                                                 and administrative manager of
                                                 a number of companies,
                                                 including Amber Energy, Inc.

Dan P. Colwell           Assistant Secretary,    Mr. Colwell has served as
Pure Resources, Inc.     Titan                   Vice President, Acquisitions,
500 West Illinois                                Divestitures and Land of Pure
Midland, TX 79701                                Resources since May 2000 and
                                                 of Titan since its formation.
                                                 Form 1993 to 1995, Mr.
                                                 Colwell served as Vice
                                                 President of Land for
                                                 Enertex, Inc. Mr. Colwell was
                                                 employed by ARCO as Director
                                                 of Business Development from
                                                 1991 to 1993 and Area Land
                                                 Manager from 1987 to 1991.

                                   Individual Principal Occupation or Employment
 Name and Business Address Position                (Present/Past)
 ------------------------- -----------------------------------------------------

John L. Benfatti         Assistant Secretary,    Mr. Benfatti has served as
Pure Resources, Inc.     Titan                   Vice President, Accounting
500 West Illinois                                and Controller of Pure
Midland, TX 79701                                Resources since May 2000 and
                                                 of Titan since its formation.
                                                 From 1980 to 1995, Mr.
                                                 Benfatti served as Controller
                                                 and Treasurer of Staley Gas
                                                 Co., Inc.

   DIRECTORS AND EXECUTIVE OFFICERS OF UNION OIL COMPANY OF CALIFORNIA. The following tables set forth the name, business address and present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each Director and Executive Officer of Union Oil Company of California. Unless otherwise indicated, each such person is a citizen of the United States, and each occupation set forth opposite an individual's name refers to employment with Union Oil Company of California. Unless otherwise indicated, the individuals listed below who are Executive Officers of Unocal as well as directors of Union Oil Company of California, have been employed by Unocal or its subsidiaries in executive or senior management roles for more than five years. Neither Union Oil Company of California nor any of the individuals listed below has been convicted in a criminal proceeding in the past five years. In addition, neither Union Oil Company of California nor any of the individuals listed below was a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors of Union Oil Company of California


                                   Individual Principal Occupation or Employment
 Name and Business Address Position                (Present/Past)
 ------------------------- -----------------------------------------------------

Timothy H. Ling          Director, President     Mr. Ling has been President
Unocal Corporation       and Chief Operating     and Chief Operating Officer
2141 Rosecrans Avenue    Officer, Union Oil      of Unocal since January 1,
Suite 4000               Company of California   2001. He was Executive Vice
El Segundo, CA 90245                             President, North American
                                                 Energy Operations from March
                                                 1999 through December 2000
                                                 and Chief Financial Officer
                                                 from October 1997 to May
                                                 2000. He was a partner of
                                                 McKinsey and Company
                                                 (McKinsey)
                                                 from 1994 to Oct. 1997. Mr.
                                                 Ling is also a director of
                                                 Pure Resources, Inc.

Charles R. Williamson    Chairman and Chief      Mr. Williamson has been Chief
Unocal Corporation       Executive Officer,      Executive Officer of Unocal
2141 Rosecrans Avenue    Union Oil Company of    since 2001. He was Executive
Suite 4000               California              Vice President, International
El Segundo, CA 90245                             Energy Operations of Unocal
                                                 from 1999 through 2000. He
                                                 served as Group Vice
                                                 President, International
                                                 Operations of Unocal from
                                                 1996 to 1999. Mr. Williamson
                                                 was Vice President, Planning
                                                 and Economics of Unocal from
                                                 1995 to 1996.

Executive Officers of Union Oil Company of California

   In addition to the directors listed above that are also executive officers of Union Oil Company of California, the following are executive officers of Union Oil Company of California, all of whom have been employed by Unocal or its subsidiaries in executive or senior management roles for more than five years, unless otherwise indicated.

                                   Individual Principal Occupation or Employment
 Name and Business Address Position                (Present/Past)
 ------------------------- -----------------------------------------------------

Joe D. Cecil             Vice President and      Mr. Cecil has been Vice
Unocal Corporation       Comptroller, Union Oil  President and Comptroller of
2141 Rosecrans Avenue    Company of California   Unocal since December 1997.
Suite 4000                                       From March 1997 to December
El Segundo, CA 90245                             1997, he was Comptroller of
                                                 International Operations. He
                                                 was Comptroller of the 76
                                                 Products Company from 1995
                                                 until the sale of the West
                                                 Coast refining, marketing,
                                                 and transportation assets in
                                                 March 1997.

Dennis P.R. Codon        Vice President, Chief   Mr. Codon has been Senior
Unocal Corporation       Legal Officer and       Vice President of Unocal
2141 Rosecrans Avenue    General Counsel, Union  since August 2000, and Chief
Suite 4000               Oil Company of          Legal Officer and General
El Segundo, CA 90245     California              Counsel since 1992. He also
                                                 served as Corporate Secretary
                                                 from 1990 to 1996.

Douglas M. Miller        Vice President,         Mr. Miller has been Vice
Unocal Corporation       Corporate Development,  President, Corporate
2141 Rosecrans Avenue    Union Oil Company of    Development, of Unocal since
Suite 4000               California              January 2000. From 1998 until
El Segundo, CA 90245                             2000 he was General Manager,
                                                 Planning and Development,
                                                 International Energy
                                                 Operations. From 1996 to
                                                 1998, he was Resident
                                                 Manager, Philippine
                                                 Geothermal, Inc.; and prior
                                                 to that in 1996 he was
                                                 General Manager, Planning and
                                                 Development, Geothermal and
                                                 Power Operations.

   DIRECTORS AND EXECUTIVE OFFICERS OF UNOCAL. The following tables set forth the name, business address and present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each Director and Executive Officer of Unocal. Unless otherwise indicated, each such person is a citizen of the United States, and each occupation set forth opposite an individual's name refers to employment with Unocal. Unless otherwise indicated, the individuals listed below who are Executive Officers of Unocal as well as directors, have been employed by Unocal or its subsidiaries in executive or senior management roles for more than five years. Neither Unocal nor any of the individuals listed below has been convicted in a criminal proceeding in the past five years. In addition, neither Unocal nor any of the individuals listed below was a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors of Unocal


                                   Individual Principal Occupation or Employment
 Name and Business Address Position                (Present/Past)
 ------------------------- -----------------------------------------------------

Charles R. Williamson    Director and Chief      Mr. Williamson has been Chief
Unocal Corporation       Executive Officer,      Executive Officer of Unocal
2141 Rosecrans Avenue    Unocal Corporation      since 2001. He was Executive
Suite 4000                                       Vice President, International
El Segundo, CA 90245                             Energy Operations of Unocal
                                                 from 1999 through 2000. He
                                                 served as Group Vice
                                                 President, International
                                                 Operations of Unocal from
                                                 1996 to 1999. Mr. Williamson
                                                 was Vice President, Planning
                                                 and Economics of Unocal from
                                                 1995 to 1996.

                                   Individual Principal Occupation or Employment
 Name and Business Address Position                (Present/Past)
 ------------------------- -----------------------------------------------------

John W. Amerman          Director, Unocal        Mr. Amerman served as the
Amerman Racing LLC       Corporation             Chairman and Chief Executive
2101 Rosecrans Avenue                            Officer of Mattel, Inc. from
Suite 6280                                       1987 through 1996. He
El Segundo, CA 90245                             continued to serve as
                                                 Chairman through October 1997
                                                 and stepped down as Director
                                                 of Mattel in 1998. Mr.
                                                 Amerman is also a Director of
                                                 Aegis Group plc.

John W. Creighton, Jr.   Director and Non-       Mr. Creighton was elected
Madrona Venture Group    Executive Chairman of   Chairman of the Board of
1000 Second Avenue       the Board, Unocal       Unocal effective January 1,
Suite 3700               Corporation             2001. He was Weyerhaeuser
Seattle, WA 98104                                Company's President and Chief
                                                 Executive Officer from 1991
                                                 through 1997. Mr. Creighton
                                                 is also a Director of UAL
                                                 Corporation (United
                                                 Airlines).

James W. Crownover       Director, Unocal        Mr. Crownover completed a 30-
c/o McKinsey &           Corporation             year career with McKinsey &
Company, Inc.                                    Company, Inc. at the end of
909 Fannin, Suite 3675                           1998. He headed that Firm's
Houston, TX 77010                                regional practice in the
                                                 Southwest between 1984 and
                                                 1994. He co-headed the energy
                                                 practice for several years
                                                 and served on McKinsey's
                                                 Shareholders Committee (its
                                                 20-person elected board of
                                                 directors) between 1990 and
                                                 1998. Currently, Mr.
                                                 Crownover serves as director
                                                 of Great Lakes Chemical
                                                 Corporation, Altra Energy
                                                 Technologies, and Xpedior
                                                 Inc.

Frank C. Herringer       Director, Unocal        Mr. Herringer has been
Transamerica             Corporation             Chairman of Transamerica
Corporation                                      Corporation since 1996 and a
600 Montgomery Street                            director since 1986. He also
24th Floor                                       served as Transamerica's
San Francisco, CA                                President from 1986 and its
94111                                            Chief Executive Officer from
                                                 1991 until the company was
                                                 acquired by AEGON N.V. in
                                                 1999. Through May 2000 he
                                                 served as Chairman of the
                                                 Board of Directors of the
                                                 combined AEGON--Transamerica
                                                 operations, and he was a
                                                 member of the Executive Board
                                                 of AEGON N.V. with
                                                 responsibilities for
                                                 activities in Asia and for
                                                 the non-insurance operations
                                                 of Transamerica until May
                                                 2000. He is also a director
                                                 of Charles Schwab & Company,
                                                 Inc. and Mirapoint, Inc.

                                   Individual Principal Occupation or Employment
 Name and Business Address Position                (Present/Past)
 ------------------------- -----------------------------------------------------

Timothy H. Ling          Director, President     Mr. Ling has been President
Unocal Corporation       and Chief Operating     and Chief Operating Officer
2141 Rosecrans Avenue    Officer, Unocal         of Unocal since January 1,
Suite 4000               Corporation             2001. He was Executive Vice
El Segundo, CA 90245                             President, North American
                                                 Energy Operations from March
                                                 1999 through December 2000
                                                 and Chief Financial Officer
                                                 from October 1997 to May
                                                 2000. He was a partner of
                                                 McKinsey and Company
                                                 (McKinsey) from 1994 to
                                                 October 1997. Mr. Ling is
                                                 also a director of Pure
                                                 Resources, Inc.

Donald B. Rice           Director, Unocal        Dr. Rice has been President
UroGenesys, Inc.         Corporation             and Chief Executive Officer
1701 Colorado Avenue                             of UroGenesys, Inc. since its
Santa Monica, CA 90404                           founding in 1996. From 1993
                                                 until 1996 Dr. Rice was
                                                 President and Chief Operating
                                                 Officer and a Director of
                                                 Teledyne, Inc. He is also a
                                                 director of Wells Fargo &
                                                 Company, Vulcan Materials
                                                 Company, Amgen Inc., and
                                                 Scios Inc., where he also
                                                 serves as Chairman of the
                                                 Board.

Kevin W. Sharer Amgen    Director, Unocal        Mr. Sharer became Chairman of
Amgen, Inc.              Corporation             the Board of Amgen Inc. in
One Amgen Center                                 January 2001. He has been
Thousand Oaks, CA                                Amgen's Chief Executive
91320-1789                                       Officer since May 2000, and
                                                 its President, Chief
                                                 Operating Officer and a
                                                 director since 1992.

Marina V.N. Whitman      Director, Unocal        Dr. Whitman has been a
Institute of Public      Corporation             Professor at the University
Policy Studies                                   of Michigan since 1992. She
University of Michigan                           is also a director of Alcoa,
411 Lorch Hall                                   Inc., Procter & Gamble
Ann Arbor, MI 48109-1220                         Company, J.P. Morgan Chase &
                                                 Co., and Intelliseek. Dr.
                                                 Whitman also serves as a
                                                 member, director, or trustee
                                                 of several educational and
                                                 professional organizations.

Executive Officers of Unocal

   In addition to the directors listed above, some of whom are also executive officers of Unocal, the following are executive officers of Unocal, all of whom have been employed by Unocal or its subsidiaries in executive or senior management roles for more than five years, unless otherwise indicated.


                                   Individual Principal Occupation or Employment
 Name and Business Address Position                (Present/Past)
 ------------------------- -----------------------------------------------------

Joe D. Cecil             Vice President and      Mr. Cecil has been Vice
Unocal Corporation       Comptroller, Unocal     President and Comptroller of
2141 Rosecrans Avenue    Corporation             Unocal since December 1997.
Suite 4000                                       From March 1997 to December
El Segundo, CA 90245                             1997, he was Comptroller of
                                                 International Operations. He
                                                 was Comptroller of the 76
                                                 Products Company from 1995
                                                 until the sale of the West
                                                 Coast refining, marketing,
                                                 and transportation assets in
                                                 March 1997.

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


                                   Individual Principal Occupation or Employment
 Name and Business Address Position                (Present/Past)
 ------------------------- -----------------------------------------------------

Dennis P.R. Codon        Senior Vice President,  Mr. Codon has been Senior
Unocal Corporation       Chief Legal Officer     Vice President of Unocal
2141 Rosecrans Avenue    and General Counsel,    since August 2000, and Chief
Suite 4000               Unocal Corporation      Legal Officer and General
El Segundo, CA 90245                             Counsel since 1992. He also
                                                 served as Corporate Secretary
                                                 from 1990 to 1996.

Terry Dallas             Executive Vice          Mr. Dallas has been Executive
Unocal Corporation       President and Chief     Vice President of Unocal
2141 Rosecrans Avenue    Financial Officer,      since Feb. 6, 2001. He joined
Suite 4000               Unocal Corporation      Unocal in June 2000 as Chief
El Segundo, CA 90245                             Financial Officer. He was
                                                 Senior Vice President and
                                                 Treasurer of Atlantic
                                                 Richfield Company (ARCO)
                                                 where he worked for 21 years.
                                                 He also held a variety of
                                                 financial assignments at Arco
                                                 in planning, business
                                                 analysis, project evaluation
                                                 and mergers and acquisitions.

Douglas M. Miller        Vice President,         Mr. Miller has been Vice
Unocal Corporation       Corporate Development,  President, Corporate
2141 Rosecrans Avenue    Unocal Corporation      Development, of Unocal since
Suite 4000                                       January 2000. From 1998 until
El Segundo, CA 90245                             2000 he was General Manager,
                                                 Planning and Development,
                                                 International Energy
                                                 Operations. From 1996 to
                                                 1998, he was Resident
                                                 Manager, Philippine
                                                 Geothermal, Inc.; and prior
                                                 to that in 1996 he was
                                                 General Manager, Planning and
                                                 Development, Geothermal and
                                                 Power Operations.

   The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of Hallwood or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:

                           First Union National Bank

         By Mail:                By Facsimile          By Hand or Overnight
                                 Transmission:               Delivery:
                                 (For Eligible
  1525 West W. T. Harris      Institutions Only)
           Blvd.

                                                      1525 West W. T. Harris
        3C3, NC1153             (704) 590-7628                 Blvd.
 Charlotte, North Carolina                                  3C3, NC1153
           28288                                     Charlotte, North Carolina
  Attn: Corporate Actions                                      28262
           Unit

                                                      Attn: Corporate Actions
                                                               Unit
                      To Confirm Facsimile Transmissions:
                       (For Eligible Institutions Only)

                                (888) 257-9919

   Questions and requests for assistance may be directed to the Information Agent at its address set forth below. Additional copies of the Offer to Purchase, this Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:


              [LOGO OF GEORGESON SHAREHOLDER COMMUNICATIONS INC.]

                               111 Commerce Road
                          Carlstadt, New Jersey 07072
                Banks and Brokers Call Collect: (201) 896-1900
                   All others call toll-free (888) 363-6651

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